Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

Pelican Holdco, Inc.

Pelican Acquisition Corporation

Pelican Merger Sub, Inc.

Greenland Exploration Limited

Greenland Merger Sub, Inc.

March GL Company

March GL Merger Sub, Inc.

Dated as of September 9, 2025

ARTICLE I. MERGERS		5
1.1	Domestication; Mergers; Contribution	5
1.2	Effective Time	6
1.3	Effect of the Mergers	7
1.4	Certificate of Incorporation and Bylaws; Directors and Officers	7
1.5	Merger Consideration	8
1.6	Conversion of Outstanding Securities	8
1.7	Treasury Stock	9
1.8	Surrender of Securities and Disbursement of Merger Consideration	9
1.9	Allocation Schedule	11
1.10	Taking of Necessary Action; Further Action	12
1.11	Amended Holdco Certificate of Incorporation	12
1.12	Withholding	12

ARTICLE II. CLOSING		12
2.1	Closing	12

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		13
3.1	Organization and Standing	13
3.2	Authorization; Binding Agreement	13
3.3	Governmental Approvals	14
3.4	Non-Contravention	14
3.5	Capitalization	15
3.6	SEC Filings and Purchaser Financials	16
3.7	Absence of Certain Changes	17
3.8	Compliance with Laws	17
3.9	Actions; Orders; Permits	18
3.10	Taxes and Returns	18
3.11	Employees and Employee Benefit Plans	20
3.12	Properties	20
3.13	Material Contracts	20
3.14	Transactions with Affiliates	21
3.15	Investment Company Act	21
3.16	Finders and Brokers	21
3.17	Ownership of Merger Consideration	21
3.18	Certain Business Practices	21
3.19	Insurance	22
3.20	Purchaser Trust Account	22
3.21	Independent Investigation	23
3.22	Lock-Up Agreements	23

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANIES		23
4.1	Organization and Standing	23
4.2	Authorization; Binding Agreement	24
4.3	Capitalization	24
4.4	Subsidiaries	25
4.5	Governmental Approvals	25
4.6	Non-Contravention	25
4.7	Financial Statements	26
4.8	Absence of Certain Changes	27
4.9	Compliance with Laws	27

i

4.10	Company Permits	27
4.11	Litigation	28
4.12	Material Contracts	28
4.13	Intellectual Property	30
4.14	Taxes and Returns	32
4.15	Real Property	34
4.16	Personal Property	34
4.17	Title to and Sufficiency of Assets	35
4.18	Employee Matters	35
4.19	Benefit Plans	36
4.20	Environmental Matters	39
4.21	Transactions with Related Persons	40
4.22	Insurance	40
4.23	Books and Records	40
4.24	Reserved	41
4.25	Certain Business Practices	41
4.26	Compliance with Privacy Laws, Privacy Policies and Certain Contracts	41
4.27	Investment Company Act	42
4.28	Finders and Brokers	42
4.29	Independent Investigation	42
4.30	Information Supplied	43
4.31	Disclosure	43

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF THE MERGER SUBS		44
5.1	Organization and Standing	44
5.2	Authorization: Binding Agreement	44
5.3	Governmental Approvals	44
5.4	Non-Contravention	45
5.5	Capitalization	45
5.6	Merger Sub Activities	45
5.7	Compliance with Laws	45
5.8	Actions; Orders	46
5.9	Transactions with Related Persons	46
5.10	Finders and Brokers	46
5.11	Investment Company Act	46
5.12	Taxes	46

ARTICLE VI. REPRESENTATIONS AND WARRANTIES OF HOLDCO		46
6.1	Organization and Standing	46
6.2	Authorization: Binding Agreement	47
6.3	Governmental Approvals	47
6.4	Non-Contravention	47
6.5	Capitalization	48
6.6	Holdco Activities	48
6.7	Compliance with Laws	48
6.8	Actions; Orders	48
6.9	Transactions with Related Persons	48
6.10	Finders and Brokers	49
6.11	Investment Company Act	49
6.12	Taxes	49
6.13	Ownership of Merger Consideration	49

ARTICLE VII. COVENANTS		49
7.1	Access and Information	49
7.2	Conduct of Business of the Companies	50
7.3	Conduct of Business of the Purchaser	53
7.4	Annual and Interim Financial Statements	55
7.5	Purchaser Public Filings	56
7.6	Registration Rights	56
7.7	No Solicitation	56
7.8	Equity Incentive Plan	56
7.9	No Trading	57
7.10	Notification of Certain Matters	58
7.11	Efforts	58
7.12	Tax Matters	60
7.13	Further Assurances	61
7.14	The Registration Statement	61
7.15	Public Announcements	63
7.16	Confidential Information	64
7.17	Post-Closing Board of Directors and Executive Officers; Employment Agreements; Related Party Transactions	65
7.18	Indemnification of Directors and Officers; Tail Insurance	66
7.19	Trust Account Proceeds	67
7.20	Domestication	67
7.21	Shareholder Written Consent	68
7.22	Transfer of Founder Shares	68

ARTICLE VIII. NO SURVIVAL		69
8.1	No Survival	69

ARTICLE IX. CLOSING CONDITIONS		69
9.1	Conditions to Each Party’s Obligations	69
9.2	Conditions to Obligations of the Companies	70
9.3	Conditions to Obligations of the Purchaser	71
9.4	Frustration of Conditions	72

ARTICLE X. TERMINATION AND EXPENSES		73
10.1	Termination	73
10.2	Effect of Termination; Termination Fee	74
10.3	Fees and Expenses	75

ARTICLE XI. WAIVERS AND RELEASES		76
11.1	Waiver of Claims Against Trust	76

ARTICLE XII. MISCELLANEOUS		77
12.1	Notices	77
12.2	Binding Effect; Assignment	77
12.3	Third Parties	78
12.4	Governing Law; Jurisdiction	78
12.5	WAIVER OF JURY TRIAL	78
12.6	Remedies; Specific Performance	79
12.7	Severability	79
12.8	Amendment	79

12.9	Waiver	79
12.10	Entire Agreement	80
12.11	Interpretation	80
12.12	Counterparts	81
12.13	No Recourse	81

ARTICLE XIII. PIPE Investment		82
13.1	PIPE Investment	82

ARTICLE XIV. DEFINITIONS		83
14.1	Certain Definitions	83

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of September 9, 2025, by and among:

A.	Pelican Holdco, Inc. (“Holdco”), a Texas corporation;

B.	Pelican Acquisition Corporation, a Cayman Islands exempted company with limited liability (“Purchaser”);

C.	Pelican Merger Sub, Inc. (“Pelican Merger Sub”), a Texas corporation;

D.	Greenland Exploration Limited, a Texas corporation (“Greenland”);

E.	Greenland Merger Sub, Inc., a Texas corporation (“Greenland Merger Sub”);

F.	March GL Company, a Texas corporation (“March GL” and, together with Greenland, the “Companies” and each individually, a “Company”); and

G.	March GL Merger Sub, Inc. a Texas corporation (“March GL Merger Sub” and, together with Pelican Merger Sub and Greenland Merger Sub, the “Merger Subs” and each individually, a “Merger Sub”).

Holdco, Purchaser, Pelican Merger Sub, Greenland, Greenland Merger Sub, March GL, and March GL Merger Sub are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.” Capitalized terms used and not otherwise defined herein have the meaning set forth in ARTICLE XIV.

RECITALS:

WHEREAS, Purchaser is a blank check company incorporated in the Cayman Islands and formed for the sole purpose of entering into a Business Combination with one or more businesses or entities;

WHEREAS, Holdco is a newly formed corporation, formed for the purpose of consummating the transactions contemplated by this Agreement, including to act as the publicly traded company for each Company and its respective Subsidiaries (and their businesses) after the Closing;

WHEREAS, each of the Merger Subs is a newly formed, wholly-owned, direct Subsidiary of Holdco, and was formed for the sole purpose of consummating the transactions contemplated by this Agreement, including the Mergers;

WHEREAS, prior to the Closing Date, Purchaser shall transfer by way of continuation from the Cayman Islands to the State of Texas and domesticate as a Texas corporation in accordance with the Texas Business Organizations Code (the “TBOC”) and the Cayman Islands Companies Act (as Revised), on the terms and subject to the conditions set forth in this Agreement (the “Domestication”);

WHEREAS, on the terms and subject to the conditions of this Agreement, Pelican Merger Sub will merge with and into Purchaser with Purchaser being the surviving company (the “Pelican Merger”) and as a result of the Pelican Merger each Purchaser Ordinary Share issued and outstanding immediately prior to the Pelican Merger Effective Time will be converted into the right to receive one share of Holdco Common Stock;

WHEREAS, on the terms and subject to the conditions of this Agreement, in connection with and immediately following the consummation of the Pelican Merger, Greenland Merger Sub will merge with and into Greenland with Greenland being the surviving corporation (the “Greenland Merger”), and, as a result of the Greenland Merger, each share of Greenland Common Stock issued and outstanding immediately prior to the Greenland Merger Effective Time will be converted into the right to receive one share of Holdco Common Stock;

WHEREAS, on the terms and subject to the conditions of this Agreement, in connection with immediately following the consummation of the Greenland Merger, March GL Merger Sub will merge with and into March GL with March GL being the surviving corporation (the “March GL Merger” and, together with the Pelican Merger and the Greenland Merger, the “Mergers”), and, as a result of the March GL Merger, each share of March GL Common Stock issued and outstanding immediately prior to the March GL Merger Effective Time will be converted into the right to receive pro-rata number of an aggregate 20,000,000 share(s) of Holdco Common Stock;

WHEREAS, immediately following the consummation of the March GL Merger, Holdco will contribute 100% of the March GL Common Stock received pursuant to the March GL Merger to Greenland, with March GL becoming a wholly owned subsidiary of Greenland;

WHEREAS, in furtherance of the Pelican Merger and in accordance with the terms hereof, Purchaser shall provide an opportunity for Purchaser shareholders to have their issued and outstanding Purchaser Ordinary Shares redeemed on the terms and subject to the conditions set forth in this Agreement and Purchaser’s Organizational Documents in connection with obtaining the Required Purchaser Shareholder Approval;

WHEREAS, for U.S. federal and applicable state and local income tax purposes, the Parties intend that, to the greatest extent permitted by Law, (i) the Domestication will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and (ii) the Pelican Share Exchange, the Greenland Share Exchange, the March GL Share Exchange, and the PIPE Investment, taken together as part of a unified plan, will qualify as an exchange within the meaning of Section 351(a) of the Code and the Treasury Regulations thereunder (clauses (i) and (ii), the “Intended Tax Treatment”);

WHEREAS, the board of directors of Purchaser has unanimously (i) determined that it is in the best interests of Purchaser and its shareholders, and declared it advisable, to enter into this Agreement and the Ancillary Documents to which it is a party, (ii) approved, among other things, this Agreement and the Ancillary Documents to which it is a party and the transactions contemplated hereunder and thereby, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending that this Agreement and the transactions contemplated hereunder, including the Pelican Merger, be adopted by the holders of the Purchaser Ordinary Shares;

WHEREAS, the board of directors of each Company has unanimously (i) determined that it is in the best interests of such Company, and declared it advisable, to enter into this Agreement and the Ancillary Documents to which they are a party, (ii) approved this Agreement and the Ancillary Documents to which they are a party and the transactions contemplated hereunder, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending that this Agreement and the transactions contemplated hereunder be adopted by their respective shareholders;

WHEREAS, as a condition and inducement to Purchaser’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, certain Company Shareholders have executed and delivered to Purchaser a support agreement with the Purchaser, the applicable Company, and Holdco (each, a “Company Support Agreement”) pursuant to which, among other things, they have agreed: (i) if a meeting is held, appear at such meeting or otherwise cause their shares to be counted as present at such meeting for purposes of establishing a quorum, and (ii) vote or cause to be voted (including by written consent, if applicable) their shares in favor of granting the Required Company Shareholder Approval, if there are insufficient votes in favor of granting the Required Company Shareholder Approval, in favor of the adjournment or postponement of such meeting of the Company Shareholders to a later date but not past the Outside Date;

WHEREAS, as a condition and inducement to each Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, Pelican Sponsor LLC, a Delaware limited liability company (“Sponsor”), has executed and delivered to each Company a Support Agreement (the “Sponsor Support Agreement”), pursuant to which, among other things, it has agreed (i) to vote in favor of the proposed transactions contemplated by this Agreement, (ii) to appear at the Purchaser Special Meeting for purposes of constituting a quorum, (iii) to vote against any proposals that would materially impede the proposed transactions contemplated by this Agreement, and (iv) to not redeem any Purchaser Ordinary Shares held by it that may be redeemed;

WHEREAS, at the Closing, all Company Security Holders will enter into Lock-Up Agreements with Holdco and the Purchaser, in a form to be mutually agreed upon by the Companies, Holdco and the Purchaser (each, a “Lock-Up Agreement”); and

WHEREAS, the Key Personnel will enter into Non-Competition and Non-Solicitation Agreements in favor of Purchaser and the Company, in a form to be mutually agreed upon by the Company and Purchaser and each Key Personnel (each, a “Non-Competition Agreement”), which agreements will become effective as of the Closing.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I.
MERGERS

1.1 Domestication; Mergers; Contribution.

(a) At least one Business Day prior to the Closing Date, Purchaser shall cause the Domestication to occur in accordance with §§ 10.101–10 of the TBOC and Part XII of the Cayman Islands Companies Act (as Revised), including by filing with the Texas Secretary of State a Certificate of Domestication with respect to the Domestication, together with the Purchaser Certificate of Incorporation, and completing and making all filings required to be made with the Cayman Islands Registrar of Companies to effect the Domestication. In connection with (and as part of) the Domestication, Purchaser shall cause:

(i) each of the issued and outstanding Purchaser Ordinary Securities immediately prior to the Domestication to remain issued and outstanding and to automatically represent a security of Purchaser, as a Texas corporation, without any action required by the holders thereof and without any interruption or change in the rights, preferences, privileges, or limitations applicable thereto;

(ii) the governing documents of Purchaser, as amended and restated in accordance with this Agreement and effective as of the Domestication, to become the organizational documents of Purchaser as a Texas corporation; and

(iii) the legal existence and continuity of Purchaser to be preserved, such that the Domestication shall not be deemed to constitute a dissolution, liquidation, or winding up of Purchaser or require any transfer of its properties or assets, and Purchaser shall continue its existence as a Texas corporation, subject to and governed by the TBOC.

(b) Upon the terms and subject to the conditions of this Agreement, on the Closing Date and in accordance with the applicable provisions of the TBOC, Pelican Merger Sub and Purchaser shall consummate the Pelican Merger, pursuant to which Pelican Merger Sub shall be merged with and into Purchaser, following which the separate corporate existence of Pelican Merger Sub shall cease and Purchaser shall continue as the surviving company (sometimes referred to herein for the periods at and after the Pelican Merger Effective Time as the “Surviving Pelican Company”), and a wholly-owned subsidiary of Holdco.

(c) Upon the terms and subject to the conditions of this Agreement, immediately following the consummation of the Pelican Merger on the Closing Date and in accordance with the applicable provisions of the TBOC, Greenland Merger Sub and Greenland shall consummate the Greenland Merger, pursuant to which Greenland Merger Sub shall be merged with and into Greenland, following which the separate corporate existence of Greenland Merger Sub shall cease and Greenland shall continue as the surviving corporation (sometimes referred to herein for the periods at and after the Greenland Merger Effective Time as the “Surviving Greenland Company”) and a wholly-owned subsidiary of Holdco.

(d) Upon the terms and subject to the conditions of this Agreement, immediately following the consummation of the Greenland Merger on the Closing Date and in accordance with the applicable provisions of the TBOC, March GL Merger Sub and March GL shall consummate the March GL Merger, pursuant to which March GL Merger Sub shall be merged with and into March GL, following which the separate corporate existence of March GL Merger Sub shall cease and March GL shall continue as the surviving corporation (sometimes referred to herein for the periods at and after the March GL Merger Effective Time as the “Surviving March GL Company”) and a wholly-owned subsidiary of Holdco.

(e) Upon the terms and subject to the conditions of this Agreement and the Contribution Agreement, immediately following the consummation of the March GL Merger on the Closing Date and in accordance with the applicable provisions of the TBOC, Holdco shall contribute the March GL Common Stock to Greenland, thereby causing March GL to become a wholly-owned subsidiary of Greenland.

1.2 Effective Time.

(a) The Parties hereto shall cause the Pelican Merger to be consummated by filing the Certificate of Merger for the merger of Pelican Merger Sub with and into Purchaser, in a form to be mutually agreed upon by the Companies and Purchaser (the “Texas Certificate of Merger”), with the Secretary of State of the State of Texas in accordance with the relevant provisions of the TBOC and by filing the Plan of Merger to be entered into between the Purchaser and Pelican Merger Sub and all other required declarations and documentations for the Pelican Merger under the Companies Act and the issuance of the certificate of merger by the Registrar of Companies in the Cayman Islands (together with the Texas Certificate of Merger, the “Pelican Certificates of Merger”) in accordance with the Companies Act (the time of such filing, or such other time as the Companies and Purchaser may agree in writing and specify in the Denali Certificates of Merger, being the “Pelican Merger Effective Time”).

(b) The Parties hereto shall cause the Greenland Merger to be consummated by filing the Certificate of Merger for the merger of Greenland Merger Sub with and into Greenland, in a form to be mutually agreed upon by Greenland and Purchaser (the “Greenland Certificate of Merger”), with the Secretary of State of the State of Texas in accordance with the relevant provisions of the TBOC (the time of such filing, or such other time as Greenland and Purchaser may agree in writing and specify in the Greenland Certificate of Merger, being the “Greenland Merger Effective Time”).

(c) The Parties hereto shall cause the March GL Merger to be consummated by filing the Certificate of Merger for the merger of March GL Merger Sub with and into March GL, in a form to be mutually agreed upon by March GL and Purchaser (the “March GL Certificate of Merger”), with the Secretary of State of the State of Texas in accordance with the relevant provisions of the TBOC (the time of such filing, or such other time as March GL and Purchaser may agree in writing and specify in the March GL Certificate of Merger, being the “March GL Merger Effective Time” and, the later of the Pelican Merger Effective Time, the Greenland Merger Effective Time, and the March GL Merger Effective Time, the “Effective Time”).

1.3 Effect of the Mergers.

(a) At the Pelican Merger Effective Time, the effect of the Pelican Merger shall be as provided in this Agreement, the Pelican Certificates of Merger and the applicable provisions of the TBOC and the Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Pelican Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Pelican Merger Sub and Purchaser shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Pelican Company, which shall include the assumption by the Surviving Pelican Company of any and all agreements, covenants, duties and obligations of Pelican Merger Sub and Purchaser set forth in this Agreement to be performed after the Pelican Merger Effective Time.

(b) At the Greenland Merger Effective Time, the effect of the Greenland Merger shall be as provided in this Agreement, the Greenland Certificate of Merger and the applicable provisions of the TBOC. Without limiting the generality of the foregoing, and subject thereto, at the Greenland Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Greenland Merger Sub and Greenland shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Greenland Company, which shall include the assumption by the Surviving Greenland Company of any and all agreements, covenants, duties and obligations of Greenland Merger Sub and Greenland set forth in this Agreement to be performed after the Greenland Merger Effective Time.

(c) At the March GL Merger Effective Time, the effect of the March GL Merger shall be as provided in this Agreement, the March GL Certificate of Merger and the applicable provisions of the TBOC. Without limiting the generality of the foregoing, and subject thereto, at the March GL Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of March GL Merger Sub and March GL shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving March GL Company, which shall include the assumption by the Surviving March GL Company of any and all agreements, covenants, duties and obligations of March GL Merger Sub and March GL set forth in this Agreement to be performed after the March GL Merger Effective Time.

1.4 Certificate of Incorporation and Bylaws; Directors and Officers.

(a) At the Pelican Merger Effective Time, subject to obtaining the approval of the Required Purchaser Shareholder Approval and by virtue of the Pelican Merger, the Organizational Documents of the Surviving Pelican Company, each as in effect immediately prior to the Pelican Merger Effective Time, shall each be amended and restated in a form to be mutually agreed between the Companies and Purchaser, and such amended and restated Organizational Documents shall become the respective Organizational Documents of Purchaser.

(b) At the Greenland Merger Effective Time, by virtue of the Greenland Merger, the Organizational Documents of the Surviving Greenland Company, each as in effect immediately prior to the Greenland Merger Effective Time, shall automatically be amended and restated in their entirety to read identically to the Organizational Documents of Greenland Merger Sub, as in effect immediately prior to the Greenland Merger Effective Time, and such amended and restated Organizational Documents shall become the respective Organizational Documents of Greenland.

(c) At the March GL Merger Effective Time, by virtue of the March GL Merger, the Organizational Documents of the Surviving March GL Company, each as in effect immediately prior to the March GL Merger Effective Time, shall automatically be amended and restated in their entirety to read identically to the Organizational Documents of March GL Merger Sub, as in effect immediately prior to the March GL Merger Effective Time, and such amended and restated Organizational Documents shall become the respective Organizational Documents of March GL.

1.5 Merger Consideration. As consideration for the Mergers, the holders of March GL Common Stock immediately prior to the Pelican Merger shall be entitled to receive from Holdco, in the aggregate, 20,000,000 shares of Holdco Common Stock (the “March GL Merger Consideration”). The holders of Greenland Company Common Stock immediately prior to the Pelican Merger shall be entitled to receive from Holdco, in the aggregate, 1,500,000 shares of Holdco Common Stock (the “Greenland Company Merger Consideration”, and together with the March GL Merger Consideration, the “Merger Consideration”), with the Merger Consideration being a number of shares of Holdco Common Stock with an aggregate value equal to US$215,000,000 based upon a per share value of US$10.00.

1.6 Conversion of Outstanding Securities.

(a) Immediately prior to the Pelican Merger Effective Time, every issued and outstanding Purchaser Unit shall be automatically separated and the holder thereof shall be deemed to hold one (1) Pelican Ordinary Share and one (1) Purchaser Right, and each holder of Purchaser Rights shall be deemed to hold one-tenth (1/10th) of one (1) Pelican Ordinary Share for each right so held.

(b) Each Purchaser Ordinary Share issued and outstanding immediately prior to the Pelican Merger Effective Time (other than shares to be canceled in accordance with Section 1.8 and any Redemption Shares) shall, subject to the terms and conditions of this Agreement, be automatically cancelled and converted into the right to receive one share of Holdco Common Stock.

(c) Each Purchaser Ordinary Share issued and outstanding immediately prior to the Pelican Merger Effective Time with respect to which a Public Shareholder has validly exercised its Redemption Rights in connection with the shareholder vote on the Purchaser Shareholder Approval Matters (collectively, the “Redemption Shares”) shall not be converted into and become a share of Holdco Common Stock, and shall at the Pelican Merger Effective Time be converted into the right to receive from the Purchaser, in cash, an amount per share calculated in accordance with such shareholder’s Redemption Rights. As promptly as practicable after the Pelican Merger Effective Time, the Purchaser shall cause such cash payments to be made in respect of each such Redemption Share. As of the Pelican Merger Effective Time, all such Redemption Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Redemption Share (or related certificate or book-entry shares) shall cease to have any rights with respect thereto, except the right to receive the cash payments from Purchaser referred to in the immediately preceding sentence.

(d) Automatically and without any action on the part of the holder thereof, the Holdco shall assume each Company Common Stock Warrant remaining outstanding and unexpired immediately prior to the Pelican Merger Effective Time and each such Company Common Stock Warrant shall become a warrant (each, a “Holdco Warrant”) to purchase that number of Holdco Common Stock equal to the number of shares of Company Common Stock that would have been issuable upon the exercise of such Company Common Stock Warrant upon the same terms and conditions, as set forth in the applicable warrant agreement. Each such Company Common Stock Warrant, so assumed, shall continue to have, and shall be subject to, the same terms and conditions as applied to the underlying Company Common Stock Warrant immediately prior to the Pelican Effective Time. Holdco shall take all company actions necessary to reserve for issuance a sufficient number of Holdco Common Shares for delivery upon exercise of the Company Common Stock Warrants assumed by the Holdco pursuant to this Section 1.6(d). As soon as reasonably practicable following the Closing Date, Acquiror will use commercially reasonable efforts to issue to each Person who holds a Holdco Warrant a document evidencing the foregoing assumption of such Company Common Stock Warrant by Acquiror.

1.7 Treasury Stock. At the applicable Effective Time, if there are any Company Securities or Purchaser Securities that are owned by such entity as treasury shares or any Company Securities or Purchaser Securities owned by any direct or indirect Subsidiary of either entity immediately prior to the applicable Effective Time, such Company Securities or Purchaser Securities and any certificates formerly representing any such Company Securities or Purchaser Securities (each, a “Certificate”) shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

1.8 Surrender of Securities and Disbursement of Merger Consideration.

(a) Prior to the Pelican Merger Effective Time, Holdco shall appoint Continental Stock Transfer & Trust Company, or another agent reasonably acceptable to Purchaser and each Company (the “Exchange Agent”), for the purpose of disbursing shares of Holdco Common Stock.

(b) At or prior to the Pelican Merger Effective Time, Holdco shall deposit, or cause to be deposited, with the Exchange Agent the Merger Consideration. At or prior to the Pelican Merger Effective Time, Holdco shall deposit or cause to be deposited, with the Exchange Agent, the Holdco Common Stock to be exchanged for the Purchaser Ordinary Shares.

(c) At or prior to the Pelican Merger Effective Time, Holdco shall send, or shall cause the Exchange Agent to send, to each Company Shareholder evidenced by Certificates (the “Company Certificates”) or represented by book-entry (the “Book-Entry Shares”) and not held by the Depository Trust Company (“DTC”), a letter of transmittal for use in such exchange, in a form to be mutually agreed upon by the Parties (the “Letter of Transmittal”) (which shall specify that the delivery of the exchanged shares of Holdco Common Stock shall be effected, and risk of loss and title shall pass, only upon proper delivery of a properly completed and duly executed Letter of Transmittal and appropriate Certificates, if any (or a Lost Certificate Affidavit)), to the Exchange Agent for use in such exchange.

(d) With respect to Book-Entry Shares, including Purchaser Ordinary Shares, held through the DTC, Holdco, Purchaser and the Companies shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the Closing Date, upon surrender of Book-Entry Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the applicable shares of Holdco Common Stock to be exchanged for such Book-Entry Shares held through the DTC.

(e) Each Company Shareholder shall be entitled to receive its Pro Rata Share of the Merger Consideration in respect of the Company Common Stock tendered for exchange, at the Effective Time, but subject to the delivery to the Exchange Agent of the following items prior thereto (collectively, the “Transmittal Documents”): (i) the Company Certificate(s), if any, for its Company Common Stock (or a Lost Certificate Affidavit), and/or a properly completed and duly executed Letter of Transmittal and (ii) such other documents as may be reasonably requested by the Exchange Agent or the Purchaser. Until so surrendered, each Company Certificate shall represent after the Effective Time for all purposes only the right to receive such portion of the Merger Consideration attributable to such Company Certificate.

(f) Notwithstanding anything to the contrary contained herein, in the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Certificate to the Exchange Agent, the Company Shareholder may instead deliver to the Exchange Agent an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to Holdco (a “Lost Certificate Affidavit”), which at the reasonable discretion of Holdco may include a requirement that the owner of such lost, stolen or destroyed Company Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Holdco, the Purchaser or the Company with respect to the Company Common Stock represented by the Certificates alleged to have been lost, stolen or destroyed. Any Lost Certificate Affidavit properly delivered in accordance with this Section 1.8(f) shall be treated as a Company Certificate for all purposes of this Agreement.

(g) After the March GL Merger Effective Time, there shall be no further registration of transfers of Company Common Stock. If, after the March GL Merger Effective Time, the Transmittal Documents are presented to Holdco, the Purchaser or the Exchange Agent, the Company Common Stock and any Company Certificates representing such Company Common Stock shall be canceled and exchanged for the applicable portion of the Merger Consideration, and in accordance with the procedures set forth in this Section 1.8. No dividends or other distributions declared or made after the date of this Agreement with respect to Holdco Common Stock with a record date after the March GL Merger Effective Time will be paid to the holders of any Company Common Stock that has not yet been surrendered with respect to the Holdco Common Stock to be issued upon surrender thereof until the holders of record of such Company Common Stock shall surrender the Company Certificates, if any (or provide a Lost Certificate Affidavit), and/or provide the other Transmittal Documents. Subject to applicable Law, following surrender of any such Company Certificates, if any (or delivery of a Lost Certificate Affidavit), and/or delivery of the other Transmittal Documents, Holdco shall promptly deliver to the record holders thereof, without interest, the certificates (if any) representing the Holdco Common Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the March GL Merger Effective Time theretofore paid with respect to such Holdco Common Stock.

(h) All securities issued upon the surrender of Company Securities or Purchaser Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Securities or Purchaser Securities. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.8 that remains unclaimed by Company Shareholders two (2) years after the March GL Merger Effective Time shall be returned to Holdco, upon demand, and any such Company Shareholder who has not exchanged its Company Common Stock for the applicable portion of the Merger Consideration in accordance with this Section 1.8 prior to that time shall thereafter look only to Holdco for payment of the portion of the Merger Consideration in respect of such shares of Company Common Stock without any interest thereon (but with any dividends paid with respect thereto). Notwithstanding the foregoing, none of Holdco, the Purchaser, the Company or any Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(i) Notwithstanding anything to the contrary contained herein, no fraction of a share of Holdco Common Stock will be issued by virtue of the Pelican Merger, the Greenland Merger, the March GL Merger or the transactions contemplated in connection with this Agreement, and each Person who would otherwise be entitled to a fraction of a share of Holdco Common Stock (after aggregating all fractional shares of Holdco Common Stock that otherwise would be received by such holder) shall instead have the number of Holdco Common Stock issued to such Person rounded up in the aggregate to the nearest whole share of Holdco Common Stock, as applicable, provided any such rounding of fractional shares that results in an excess of the Merger Consideration shall reduce the March GL Merger Consideration.

1.9 Allocation Schedule. The Companies shall deliver to the Purchaser, at least five (5) Business Days prior to the Closing Date, a schedule (the “Allocation Schedule”) setting forth the allocation of the Merger Consideration among the Company Security Holders. The Companies acknowledge and agree that the Allocation Schedule (a) is and will be in accordance with the Organizational Documents of such Company and applicable Law, (b) does and will set forth (i) the mailing addresses and email addresses, for each Company Security Holder, (ii) the number and class of Company Securities owned by each Company Security Holder as of immediately prior to the Greenland Merger Effective Time, and (iii) the portion of the Merger Consideration allocated to each Company Security Holder, and (c) is and will be accurate. Notwithstanding anything in this Agreement to the contrary, upon delivery, payment and issuance of the Merger Consideration on the Closing Date in accordance with the Allocation Schedule, the Purchaser and its Affiliates shall be deemed to have satisfied all obligations with respect to the payment of consideration under this Agreement (including with respect to the Merger Consideration), and none of them shall have (x) any further obligations to the Companies, any Company Security Holder or any other Person with respect to the payment of any consideration under this Agreement (including with respect to the Merger Consideration), or (y) any Liability with respect to the allocation of the consideration under this Agreement, and the Companies hereby irrevocably waive and release the Purchaser and its Affiliates (and, on and after the Closing, Holdco, the Companies and their Affiliates) from all claims arising from or related to such Allocation Schedule and the allocation of the Merger Consideration among each Company Security Holder as set forth in such Allocation Schedule.

1.10 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Surviving Pelican Company, Surviving Greenland Company and Surviving March GL Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Companies and Purchaser, the officers and directors of Holdco, the Companies, Purchaser, and the Merger Subs are fully authorized in the name of their respective corporations or otherwise to take, and will use their best efforts to take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.11 Amended Holdco Certificate of Incorporation. Subject to obtaining the approval of the Purchaser Shareholder Approval Matters, upon the Effective Time, Holdco shall amend and restate its Certificate of Incorporation in a form to be mutually agreed between the Purchaser and the Companies (such amended and restated Certificate of Incorporation, the “Amended Holdco Certificate of Incorporation”) to (i) provide that the name of Holdco shall be changed to “Greenland Energy Company” or such other name as mutually agreed to by the Parties, and (ii) provide for size and structure of Holdco’s board of directors immediately after the Closing (the “Post-Closing Holdco Board”) in accordance with Section 7.17.

1.12 Withholding. Each of the Parties, the Exchange Agent and their respective Affiliates shall be entitled to deduct and withhold (or cause to be deducted or withheld) from any consideration or other amounts payable under this Agreement, and from any other consideration or other amounts otherwise paid or delivered in connection with the transactions contemplated by this Agreement, such amounts that any such Person is required to deduct and withhold under any applicable Tax Law; provided, however, that the Parties do not expect any such deductions or withholding to occur and each of the Parties shall (and shall cause their respective Affiliates to) reasonably cooperate to eliminate or reduce any such withholding or deduction. To the extent that amounts are so deducted and withheld and remitted to the applicable Governmental Authority, such deducted and withheld amounts shall be treated as having been paid to the Person in respect of which such deduction and withholding was made. Before making any deduction or withholding pursuant to this Section 1.12, the withholding Party shall give the withheld upon Party reasonable advance notice of any anticipated deduction or withholding and provide the withheld upon Party with reasonable opportunity to provide any forms or other documentation or take such other steps in order to avoid or mitigate such deduction or withholding.

ARTICLE II.
CLOSING

2.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in ARTICLE IX or unless this Agreement is earlier terminated in accordance with ARTICLE IX, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place by electronic exchange of executed documents on a date and at a time to be agreed upon by the Parties, which date shall be no later than the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or, if permissible, waived (other than those conditions that by their nature are required to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction, or if permissible, waiver of such conditions at the Closing), or at such other date, time or place (including remotely) as the Parties may mutually agree (the date and time at which the Closing is actually held being the “Closing Date”).

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Except as set forth in (a) the disclosure schedules delivered by Purchaser to the Companies and Holdco on the date hereof (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (b) the SEC Reports that are available on the SEC’s website through EDGAR, Purchaser represents and warrants to each Company and Holdco, as follows:

3.1 Organization and Standing. Purchaser is incorporated as a Cayman Islands exempted company with limited liability, validly existing and in good standing under the Laws of the Cayman Islands. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Purchaser to enter into this Agreement or consummate the transactions contemplated hereby (“Purchaser Material Adverse Effect”). The Purchaser has heretofore made available (including via the SEC’s EDGAR System) to the Company accurate and complete copies of its Organizational Documents, as currently in effect as of the date hereof. The Purchaser is not in violation of any provision of its Organizational Documents in any material respect.

3.2 Authorization; Binding Agreement. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform Purchaser’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Purchaser Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which Purchaser is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of the Purchaser, and (b) other than the Required Purchaser Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in this Agreement, on the part of the Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Purchaser is a party shall be when delivered, duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium Laws and other Laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”). Purchaser’s board of directors has by resolutions duly adopted at a meeting duly called and held, as of the date of this Agreement, (a) determined that this Agreement and the Mergers and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, Purchaser and its shareholders, (b) approved and adopted this Agreement and the Ancillary Documents to which it is a party and approved the Pelican Merger and the other transactions contemplated by hereby and thereby, and (c) recommended the approval and adoption of this Agreement, the Ancillary Documents to which it is a party, the Pelican Merger, and the other transactions contemplated hereby and thereby by Purchaser’s shareholders.

3.3 Governmental Approvals. Except as otherwise described in Schedule 3.3, no Consent of or with any Governmental Authority on the part of Purchaser is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by the Purchaser of the transactions contemplated hereby and thereby, other than (a) such filings as are contemplated by this Agreement, (b) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities laws, and the rules and regulations thereunder, and (d) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Purchaser Material Adverse Effect.

3.4 Non-Contravention. Except as otherwise described in Schedule 3.4, the execution and delivery by Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by Purchaser of the transactions contemplated hereby and thereby, and compliance by the Purchaser with any of the provisions hereof and thereof, will not (a) contravene or conflict with or violate any provision of the Purchaser’s Organizational Documents, (b) contravene or conflict with or constitute a violation of any provisions of Law or Order binding upon or applicable to the Purchaser, (c) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Purchaser, Pelican Merger Sub, or any of their properties or assets, or (d) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Purchaser under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person, or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses that would not reasonably be expected to have a Purchaser Material Adverse Effect.

3.5 Capitalization.

(a) Purchaser is authorized to issue up to 500,000,000 Purchaser Ordinary Shares. The issued and outstanding Purchaser Securities as of the date of this Agreement are set forth on Schedule 3.5(a). All outstanding shares of Purchaser Securities are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Companies Act, Purchaser’s Organizational Documents or any Contract to which Purchaser is a party. None of the outstanding Purchaser Securities has been issued in violation of any applicable securities Laws.

(b) Except as set forth in Schedule 3.5(b), there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of Purchaser, or (B) obligating Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 3.5(b), there are no shareholders agreements, voting trusts or other agreements or understandings to which Purchaser is a party with respect to the voting of any shares of Purchaser.

(c) All Indebtedness of Purchaser as of the date of this Agreement is disclosed on Schedule 3.5(c). No Indebtedness of Purchaser contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Purchaser, or (iii) the ability of Purchaser to grant any Lien on its properties or assets.

(d) Since the date of incorporation of Purchaser, and except as contemplated by this Agreement, Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed, or otherwise acquired any of its shares, and Purchaser’s board of directors has not authorized any of the foregoing.

3.6 SEC Filings and Purchaser Financials.

(a) Purchaser has timely filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto. Except to the extent available on the SEC’s web site through EDGAR, Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) Purchaser’s annual reports on Form 10-K for each fiscal year of Purchaser beginning with the first year the Purchaser was required to file such a form, (ii) Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that the Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of the Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, together with any amendments, restatements, or supplements thereto, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. § 1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any SEC Reports. To the Knowledge of Purchaser, none of the SEC Reports filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement. The Public Certifications are each true as of their respective dates of filing. As of the date of this Agreement, (A) the Purchaser Public Units, the Purchaser Ordinary Shares and the Purchaser Public Warrants are listed on Nasdaq, (B) Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Purchaser Securities, (C) there are no Actions pending or, to the Knowledge of Purchaser, threatened against Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on Nasdaq, and (D) such Purchaser Securities are in compliance with all of the applicable corporate governance rules of Nasdaq.

(b) Except as not required in reliance on exemptions from various reporting requirements by virtue of Purchaser’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, Purchaser maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning Purchaser and other material information required to be disclosed by Purchaser in the reports and other documents that it files or furnishes under the Exchange Act is made known on a timely basis to the individuals responsible for the preparation of Purchaser’s SEC filings and other public disclosure documents.

(c) Purchaser maintains a standard system of accounting established and administered in accordance with GAAP. The Purchaser has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Purchaser maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d) The financial statements and notes of Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(e) Except as and to the extent reflected or reserved against in the Purchaser Financials or as incurred in connection with this Agreement, Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since the Purchaser’s incorporation in the ordinary course of business or to the extent that any such omission, individually or in the aggregate, have had or would have a material effect. All debts and Liabilities, fixed or contingent, which should be included under GAAP on a balance sheet are included in all material respects in the Purchaser Financials as of the date of such Purchaser Financials. Purchaser has no off balance sheet arrangements.

3.7 Absence of Certain Changes. As of the date of this Agreement, except as set forth in Schedule 3.7, Purchaser has, (a) since its incorporation, conducted no business other than its incorporation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Company and the negotiation and execution of this Agreement) and related activities and (b) since July 23, 2024, not been subject to a Purchaser Material Adverse Effect.

3.8 Compliance with Laws. Purchaser is, and has since its incorporation been, in material compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Purchaser Material Adverse Effect, and Purchaser has not received written notice alleging any violation of applicable Law in any material respect by Purchaser. To Purchaser’s Knowledge, Purchaser is not under investigation with respect to any violation or alleged violation of, any Law, or judgment, Order or decree entered by any court, arbitrator or Governmental Authority, domestic or foreign, and the Purchaser has not previously received any subpoenas from any Governmental Authority.

3.9 Actions; Orders; Permits. As of the date hereof, there is no pending or, to the Knowledge of the Purchaser, threatened material Action to which Purchaser is subject which would reasonably be expected to have a Purchaser Material Adverse Effect, and there is no material Action that Purchaser has pending against any other Person. As of the date hereof, Purchaser is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. Except as set forth on Schedule 3.9, no Permits are required for the conduct of Purchaser’s activities as of the date hereof and through the Closing Date.

3.10 Taxes and Returns.

(a) Purchaser has timely filed, or caused to be timely filed, all income and other material Tax Returns required to be filed by it, all such Tax Returns are true, correct and complete in all material respects, and Purchaser has paid, collected, or withheld, or caused to be paid, collected or withheld, all income and other Taxes required to be paid, collected or withheld (whether or not shown as due on any Tax Return). Purchaser has complied in all material respects with all applicable Laws relating to Taxes. Schedule 3.10(a) sets forth each jurisdiction where the Purchaser files or is required to file a Tax Return.

(b) There are no Actions pending against the Purchaser in respect of the Taxes or Tax Returns of Purchaser, and Purchaser has not been notified in writing of any proposed Tax claims or assessments against the Purchaser, in each case that have not been resolved. No written claims have been made by any Governmental Authority in a jurisdiction where Purchaser does not file Tax Returns that Purchaser is or may be subject to taxation by such jurisdiction.

(c) Purchaser is not party to any agreement (and has not otherwise agreed) to extend or waive the time in which any material Tax may be assessed or collected by any Governmental Authority, other than any such extensions or waivers that are no longer in effect. Purchaser is not currently the beneficiary of any extension of time within which to file any Tax Return, other than automatic extensions of time to file Tax Returns not requiring the consent of any Governmental Authority.

(d) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Governmental Authority with respect to the Taxes or Tax Returns of Purchaser, in either case which would be effective after the Closing Date.

(e) There are no Liens with respect to any Taxes upon any of Purchaser’s assets, other than Permitted Liens.

(f) Purchaser is not and has not been a party to any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) (or any corresponding or similar provisions of state, local or non-U.S. Tax Law).

(g) Purchaser will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date initiated prior to the Closing, (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, or (iii) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Tax Law) entered into prior to the Closing.

(h) Purchaser (i) has not been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was the Purchaser) or any affiliated, combined, consolidated, aggregate, unitary or other group under applicable Tax Law (other than a group the common parent of which was Purchaser), or (ii) does not have any material Liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law), as a transferee or successor, by Contract or otherwise.

(i) Purchaser is an income Tax resident only in the country in which it is organized and does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise have an office or fixed place of business in a country other than such country.

(j) Purchaser is, and has been since its incorporation, treated as a corporation for U.S. federal (and applicable state and local) income Tax purposes, and no election has been made or is pending to change such treatment.

(k) Purchaser is not party to any Tax allocation, Tax sharing or Tax indemnity Contract or similar Contract with respect to Taxes.

(l) Purchaser: (i) has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which Purchaser is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof, or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is not and has never been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(m) Prior to the Domestication, Purchaser was an income Tax resident only in the country in which it was organized. Following the Domestication, the Purchaser is an income Tax resident only in the United States and does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise have an office or fixed place of business in a country other than the United States.

(n) Purchaser has not taken, permitted or agreed to take any action, and does not intend to or plan to take any action, or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment (with the exception of any actions specifically contemplated by this Agreement).

(o) Purchaser does not have any plan or intention to engage in any transaction or make any election that would result in a liquidation of Purchaser for U.S. federal income tax purposes.

3.11 Employees and Employee Benefit Plans.

(a) Except as set forth on Schedule 3.11(a), Purchaser does not have any employees.

(b) Except as set forth on Schedule 3.11(b), Purchaser does not maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

3.12 Properties.

(a) Except as set forth on Schedule 3.12(a), Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property.

(b) Except as set forth on Schedule 3.12(b) Purchaser does not own any real property or Personal Property.

(c) Except as set forth on Schedule 3.12(c) Purchaser does not lease any real property or Personal Property.

3.13 Material Contracts.

(a) Except as set forth on Schedule 3.13, other than this Agreement and the Ancillary Documents, there are no Contracts to which Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by Purchaser on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of Purchaser as its business is currently conducted, any acquisition of material property by Purchaser, or restricts in any material respect the ability of Purchaser to engage in business as currently conducted by it or compete with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b) With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into in the ordinary course of business; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against the Purchaser and, to the Knowledge of the Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) the Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Purchaser under any Purchaser Material Contract.

3.14 Transactions with Affiliates. Schedule 3.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between Purchaser and any (a) present or former director, officer or employee or Affiliate of the Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of the Purchaser’s outstanding capital stock as of the date hereof.

3.15 Investment Company Act. As of the date of this Agreement, Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

3.16 Finders and Brokers. Except as set forth on Schedule 3.16, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, the Company or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser.

3.17 Ownership of Merger Consideration. All shares of Holdco Common Stock to be issued and delivered to the Company Shareholders as Merger Consideration in accordance with ARTICLE I shall be, upon issuance and delivery of such shares of Holdco Common Stock, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, any applicable Lock-Up Agreement, and any Liens incurred by any Company Shareholder, and the issuance and sale of such shares of Holdco Common Stock pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

3.18 Certain Business Practices.

(a) Neither Purchaser, nor to the Knowledge of Purchaser, any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment, or (iv) since the incorporation of Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Purchaser or assist it in connection with any actual or proposed transaction.

(b) The operations of Purchaser are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving Purchaser with respect to any of the foregoing is pending or, to the Knowledge of the Purchaser, threatened.

(c) None of Purchaser or any of its directors or officers, or, to the Knowledge of Purchaser, any other Representative acting on behalf of Purchaser is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and Purchaser has not, in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, North Korea, Sudan, Syria, or the Crimean Region of Ukraine, or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

3.19 Insurance. Schedule 3.19 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by Purchaser relating to the Purchaser or its business, properties, assets, directors, officers and employees, true and correct copies of which have been provided to each Company. All premiums due and payable under all such insurance policies have been timely paid and Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by Purchaser. Purchaser has each reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on the Purchaser.

3.20 Purchaser Trust Account. As of the date of this Agreement, the Trust Account has a balance of no less than $87,232,042,41. Such monies are invested solely in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust by Continental Stock Transfer & Trust Company pursuant to the Trust Agreement. The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms (subject to the Enforceability Exceptions) and has not been amended or modified. Purchaser has complied with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Purchaser or, to the Knowledge of Purchaser, by the Trustee. There are no separate agreements, side letters or other agreements that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect and/or that would entitle any Person (other than the underwriters of the IPO, Public Shareholders who shall have elected to redeem their Purchaser Ordinary Shares pursuant to the Purchaser’s Certificate of Incorporation (or, in connection with an extension, in accordance with Purchaser’s Organizational Documents and the IPO Prospectus, of Purchaser’s deadline to consummate a Business Combination), or Governmental Authorities for Taxes) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except as described in the Trust Agreement.

3.21 Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Companies and acknowledges that it has been provided access certain personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of each Company set forth in this Agreement (including the related portions of each Company Disclosure Schedules), and in any certificate delivered to Purchaser pursuant hereto, and the information provided by or on behalf of the Companies for the Registration Statement; and (b) none of either Company nor their respective Representatives have made any representation or warranty as to this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Purchaser pursuant hereto, or with respect to the information provided by or on behalf of the Companies for the Registration Statement.

3.22 Lock-Up Agreements. All existing lock-up agreements between Purchaser and any of its shareholders or holders of any Purchaser Securities entered into in connection with the initial public offering of the Purchaser are listed on Schedule 3.22 of the Purchaser Disclosure Schedules and provide for a lock-up period that is in full force and effect.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE COMPANIES

Except as set forth in the disclosure schedules delivered by the applicable Company to Purchaser on the date hereof (in either case, such Company’s, “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, each Company, severally and not jointly, hereby represents and warrants, solely in respect of itself, to Purchaser and Holdco as follows:

4.1 Organization and Standing. Such Company is a corporation duly incorporated and validly existing under the Laws of Texas, is duly qualified to do business, and has all requisite corporate power and authority to own, make use of, lease and operate its assets and properties and to carry on its business as now being conducted. Each Subsidiary of such Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its respective jurisdiction of organization, is duly qualified to do business, and has all requisite corporate power and authority to own, make use of, lease and operate its assets and properties and to carry on its business as now being conducted.

4.2 Authorization; Binding Agreement. Such Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Merger and the other transactions contemplated hereby and thereby. Subject to the receipt of the Required Company Shareholder Approval, the execution and delivery of this Agreement and each Ancillary Document to which such Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by such Company’s board of directors and, where applicable, its shareholders, in accordance with such Company’s Organizational Documents, any applicable Law or any Contract to which such Company or any of its shareholders is a party or by which it or its securities are bound and (b) no other corporate proceedings on the part of such Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which such Company is a party shall be when delivered, duly and validly executed and delivered by such Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against such Company in accordance with its terms, subject to the Enforceability Exceptions. Such Company’s board of directors, by resolutions duly adopted at a meeting duly called and held or by action by unanimous written consent in accordance with its Organizational Documents, has (i) determined that this Agreement, and thereby the Ancillary Documents, and the Mergers and the other transactions contemplated hereby and thereby are advisable, fair to, and in the best interests of, such Company and its shareholders, (ii) approved and adopted this Agreement, the Ancillary Documents, and approved the Mergers and the other transactions contemplated hereby and thereby in accordance with applicable law, (iii) directed that this Agreement be submitted to such Company’s shareholders for consideration, approval and adoption, (iv) recommended that such Company’s shareholders approve and adopt this Agreement, the Ancillary Documents, and the Merger and other transactions contemplated hereby and thereby. Except for the Required Company Shareholder Approval, no additional approval or vote of any holders of capital stock or other equity interests of such Company would then be necessary to approve and adopt this Agreement and the Ancillary Documents and approve the Merger and the other transactions contemplated hereby and thereby.

4.3 Capitalization.

(a) Prior to giving effect to the transactions contemplated by this Agreement, all of the issued and outstanding shares of Company Common Stock and other equity interests of each Company as of immediately prior to the Greenland Merger are set forth on Schedule 4.3(a), along with the beneficial and record owners thereof, all of which shares and other equity interests are owned free and clear of any Liens other than those imposed under such Company’s Certificate of Incorporation. All the outstanding shares and other equity interests of such Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, or any Contract to which the Company is a party or by which it or its securities are bound. Such Company does not hold any shares or other equity interests of another Person in its treasury. None of the outstanding shares or other equity interests of such Company were issued in violation of any applicable securities law.

(b) Except as set forth on Schedule 4.3(b), there are no: (i) outstanding or authorized equity appreciation rights, phantom equity rights, other equity or equity-based awards or other similar rights with respect to such Company; (ii) voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of such Company’s equity interests; or (iii) outstanding contractual obligations of such Company to repurchase, redeem or otherwise acquire any equity interests or securities of such Company, nor has such Company granted any registration rights to any Person with respect to such Company’s equity securities. All of the Company Securities have been granted, offered, sold and issued in compliance with all applicable securities Laws. Except as set forth on Schedule 4.3(b), no equity interests of such Company are issuable, and no rights in connection with any interests, warrants, rights, options or other securities of such Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise) as a result of the transactions contemplated hereby.

(c) Except as disclosed in the applicable Company Financials, since January 1, 2024, such Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed, or otherwise acquired any equity interests of such Company, and the board of directors of such Company has not authorized any of the foregoing.

4.4 Subsidiaries. As of the date hereof, such Company does not have any Subsidiaries.

4.5 Governmental Approvals. Except as otherwise described in Schedule 4.5, no Consent of or with any Governmental Authority on the part of the Company is required to be obtained or made in connection with the execution, delivery or performance by such Company of this Agreement or any Ancillary Documents or the consummation by such Company of the transactions contemplated hereby or thereby other than such filings as expressly contemplated by this Agreement.

4.6 Non-Contravention. Except as otherwise described in Schedule 4.6, the execution and delivery of this Agreement and the Ancillary Documents by such Company and of the transactions contemplated hereby and thereby, consummation by such Company of the transactions contemplated hereby and thereby and compliance by such Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of such Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Company or any of its material properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of such Company under (other than Permitted Liens), (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of the Company Material Contracts, where such conflict, violation, breach, default, termination, cancellation, modification, acceleration, obligation, creation, or default would not, individually or in the aggregate, reasonably be expected to be material to such Company, taken as a whole, or prevent the consummation by such Company of the transactions contemplated by this Agreement or the Ancillary Documents.

4.7 Financial Statements.

(a) As used herein, the term “Company Financials” means the audited financial statement of such Company (including, in each case, any related notes thereto), consisting of the balance sheets of such Company as of June 30, 2025, and the related audited income statements, changes in shareholder equity and statements of cash flows for the period then ended, audited by a PCAOB qualified auditor in accordance with GAAP and PCAOB standards. True, correct, and complete copies of the Company Financials will be provided to the Purchaser on or before October 15, 2025. The Company Financials (i) accurately reflect the books and records of such Company as of the times and for the periods referred to therein, (ii) were prepared in all material respects in accordance with GAAP, consistently applied throughout and among the periods involved, (iii) comply in all material respects with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder, and (iv) fairly present in all material respects the financial position of such Company as of the respective dates thereof and the results of the operations and cash flows of the Company for the periods indicated. Such Company has never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) Except as set forth on Schedule 4.7(b), such Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such Company does not maintain any off-the-book accounts and that the Company’s assets are used only in accordance with such Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Company and to maintain accountability for such Company’s assets, (iv) access to such Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of such Company’s assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of such Company are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. Such Company has not been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of such Company. In the past five (5) years, neither such Company nor its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of such Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that such Company has engaged in questionable accounting or auditing practices.

(c) Such Company does not have any Indebtedness other than the Indebtedness set forth on Schedule 4.7(c), which schedule sets forth the amounts (including principal and any accrued but unpaid interest or other obligations) with respect to such Indebtedness.

(d) Except as set forth on Schedule 4.7(d), such Company is not subject to any material Liabilities or material obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), except for those that are either (i) adequately reflected or reserved on or provided for in the balance sheet of such Company as of the Interim Balance Sheet Date contained in the Company Financials, or (ii) that were incurred after the Interim Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

4.8 Absence of Certain Changes. Except as set forth on Schedule 4.8, since its incorporation, such Company has (a) not conducted any business other than in ordinary course or the negotiation and execution of this Agreement and the Company Material Contracts, (b) not been subject to a Material Adverse Effect, and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 7.2 (without giving effect to Schedule 7.2) if such action were taken on or after the date hereof without the consent of the Purchaser.

4.9 Compliance with Laws. To the Knowledge of the Company, such Company is not, and since its incorporation has never been, in material conflict or material non-compliance with, or in material default or violation of any applicable Laws. Since its incorporation, such Company, to its Knowledge, (i) has not received any written or oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business, products or operations are or were bound or affected, (ii) has not been subjected to any investigation by a Governmental Authority regarding any actual or alleged violation of or failure on the part of such Company to comply with any applicable Law, (iii) has not had claims filed against it with any Governmental Authority alleging any failure by such Company to comply with applicable Law, and (iv) has not made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any applicable Law, in the case of clauses (i) through (iii), except as would not, or would not reasonably be expected to, be a Material Adverse Effect to such Company.

4.10 Company Permits. Such Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with such Company), holds all licenses and Permits necessary to lawfully own, lease and conduct in all material respects its business as presently conducted and to own, lease and operate its assets and properties (collectively, the “Company Permits”). Such Company has made available to Purchaser true, correct and complete copies of all material Company Permits, all of which Company Permits are listed on Schedule 4.10. All the Company Permits are in full force and effect and not subject to, or threatened to be subject to, any revocation or modification Proceeding, to the Knowledge of such Company, and such Company is conducting business in full compliance with the Company Permits. Such Company is not in violation in any material respect of the terms of the Company Permits, and such Company has received no written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of the Company Permits.

4.11 Litigation. Except as described on Schedule 4.11, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened, and no such Action has been brought in the past five (5) years; or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past five (5) years, in either case of (a) or (b) by or against such Company, its Subsidiaries, its and their respective current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of such Company must be related to the Company’s business, equity securities or assets), its business, equity securities or assets. The items listed on Schedule 4.11, if finally determined adversely to such Company, will not have, either individually or in the aggregate, a Material Adverse Effect upon such Company.

4.12 Material Contracts.

(a) Schedule 4.12(a) sets forth a true, correct and complete list, as of the date of this Agreement, of the Company Material Contracts, a true, correct and complete copy (including written summaries of oral Contracts) of which has been made available to Purchaser. For purposes of this Agreement, “Company Material Contract” means any contract, together with each Company Benefit Plan that is a Contract, to which such Company is a party or by which such Company, or any of its properties or assets (including but not limited to intellectual property and digital assets) are bound or affected that:

(i) contains covenants that materially limit the ability of such Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) involves any joint venture, profit-sharing, alliance, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) relates to the voting or control of the equity interests of such Company or the election of directors of such Company (other than the Organizational Documents of such Company);

(iv) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency, commodities, and indices, in each case, that is material to the business of such Company;

(v) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of such Company having an outstanding principal amount in excess of $250,000;

(vi) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $250,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of such Company or another Person;

(vii) relates to any merger, consolidation or other business combination (other than this Agreement) with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of such Company, its business or material assets;

(viii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by such Company under such Contract or Contracts of at least $250,000 per year or $500,000 in the aggregate;

(ix) is with any Governmental Authority;

(x) is a lease, sublease, or any other Contract relating to material property or assets (whether real or personal, tangible or intangible) in which such Company holds a leasehold interest;

(xi) obligates such Company to provide continuing indemnification or a guarantee of obligations that would be expected to result in payments to a third party after the date hereof in excess of $250,000;

(xii) is between such Company and any of its directors, officers or employees (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice that do not contain severance entitlements, change in control benefits, or guaranteed bonuses), including all non-competition, severance and indemnification agreements, or any Related Person;

(xiii) obligates such Company to make any capital commitment or expenditure in excess of $250,000 (including pursuant to any joint venture);

(xiv) relates to a material settlement entered into within two (2) years prior to the date of this Agreement or under which such Company has any ongoing monetary or non-monetary obligations after the date hereof (other than customary confidentiality obligations);

(xv) provides another Person (other than any manager, director or officer of the Company) with a power of attorney;

(xvi) relates to development, ownership, licensing or use of any Intellectual Property by, to or from such Company, other than (A) Off-the-Shelf Software, (B) employee or consultant invention assignment agreements entered into on the Company’s standard form of such agreement, (C) confidentiality agreements entered into in the ordinary course of business, (D) non-exclusive licenses from customers or distributors to such Company entered into in the ordinary course of business, (E) feedback and ordinary course trade name or logo rights that are not material to such Company or (F) any other Contract pursuant to which such Company grants a non-exclusive license or right to use or exploit (including by means of a covenant not to sue) Company Intellectual Property in the ordinary course of business; or

(xvii) that will be required to be filed by such Company as a material contract with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by such Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant.

(b) Except as disclosed in Schedule 4.12(b), with respect to Company Material Contracts: (i) such Company Material Contracts are valid and binding and enforceable in all respects against such Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not affect the validity or enforceability of the Company Material Contracts; (iii) such Company is not in breach or default in any material respect, and, to the Knowledge of the Company, no condition or event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by such Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by the Company, under such Company Material Contract; (v) such Company has received neither written nor, to the Company’s Knowledge, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect such Company in any material respect; and (vi) such Company has not waived any material rights under any such Company Material Contract, except as would not be material to such Company.

4.13 Intellectual Property.

(a) Schedule 4.13(a)(i) sets forth: (i) all registered Patents, Trademarks, Copyrights and Internet Assets and applications owned or licensed by the Company or otherwise used or held for use by such Company in which such Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the record owner and inventor(s), if any, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application serial numbers and dates of filing, as well as the current status; (ii) all material unregistered Intellectual Property owned or purported to be owned by such Company; (iii) all proprietary Software owned or purported to be owned by such Company; and (iv) all other Intellectual Property used or held for use by such Company in such Company’s business as currently conducted and as proposed to be conducted. Schedule 4.13(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $10,000 per year (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which such Company is a licensee or otherwise is authorized to use or practice or have rights to any Intellectual Property of any Person and which otherwise relates to such Company’s ownership or use of Intellectual Property, and describes (A) the applicable Intellectual Property licensed, sublicensed or used and (B) any royalties, license fees or other compensation due from such Company, if any. Such Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by such Company, and previously used or licensed by such Company, except for the Intellectual Property that is the subject of the Company IP Licenses. No item of Company Registered IP that consists of a pending Patent application fails to identify all pertinent inventors, and for each Patent and Patent application in the Company Registered IP, such Company has obtained valid assignments of inventions from each inventor. Except as set forth on Schedule 4.13(a)(iii), all Company Registered IP is owned exclusively by such Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP, and such Company has recorded assignments of all Company Registered IP. Such Company has provided Purchaser with true and complete copies of all Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on such Company in accordance with its terms and is in full force and effect. Neither such Company nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement. Such Company has entered into binding, valid and enforceable, written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with such Company whereby such employee or independent contractor (i) acknowledges such Company’s exclusive ownership of all Intellectual Property invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with such Company; (ii) grants to such Company a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property, to the extent such Intellectual Property does not constitute a “work made for hire” under applicable Law; and (iii) irrevocably waives any right or interest, including any moral rights, regarding any such Intellectual Property, to the extent permitted by applicable Law. All assignments and other instruments necessary to establish, record, and perfect such Company’s ownership interest in the Company Registered IP have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars. Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other Person in respect of, such Company’s right to own or use any Intellectual Property.

(b) Such Company has a valid and enforceable right or license to use all Company Registered IP and such Company has a valid and enforceable right or license to use all Intellectual Property that is the subject of a Company IP License applicable to such Company. The Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate such Company as presently conducted. Such Company has performed all obligations imposed on it in the Company IP Licenses, has made all payments required to date, and such Company is not, nor, to the Knowledge of such Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by such Company of the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of such Company. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to such Company are valid, in force and in good standing with all required fees and maintenance fees having been paid with no Actions pending, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind. Such Company is not a party to any Contract that requires such Company to assign to any Person all of its rights in any Intellectual Property developed by such Company under such Contract.

(c) There are no licenses, sublicenses or other agreements or permissions under which such Company is the licensor.

(d) Such Company has used reasonable commercial efforts to maintain the confidentiality of all material Company Intellectual Property the value of which is contingent upon maintaining the confidentiality thereof. Except as set forth on Schedule 4.13(d), to the Knowledge of such Company, no such Intellectual Property has been disclosed other than to employees, representatives and agents all of whom are bound by written confidentiality agreements. Such Company is in material compliance with all confidentiality agreements and other protective agreements to which they are a party that protect the Intellectual Property of third parties.

4.14 Taxes and Returns.

(a) Such Company has filed or will cause to be timely filed, all income and other material Tax Returns required to be filed by it (taking into account all available extensions), all such Tax Returns are true, correct and complete in all material respects, and such Company has paid, collected or withheld, or caused to be paid, collected or withheld, all income and other material Taxes required to be paid, collected or withheld (whether or not shown as due on any Tax Returns). Such Company has complied in all material respects with all applicable Laws relating to Tax. Schedule 4.14(a) sets forth each jurisdiction where such Company files or is required to file a Tax Return.

(b) There are no Actions pending against such Company in respect of the Taxes or Tax Returns of such Company and such Company has not been notified in writing of any proposed Tax claims or assessments against such Company, in each case that have not been resolved. No written claims have been made by a Governmental Authority in a jurisdiction in which such Company does not file Tax Returns that such Company is or may be subject to taxation by such jurisdiction.

(c) Such Company is not party to any agreement (and has not otherwise agreed) to extend or waive the time in which any material Tax may be assessed or collected by any Governmental Authority, other than any such extensions or waivers that are no longer in effect. Such Company is not currently the beneficiary of any extension of time within which to file any Tax Return, other than automatic extensions of time to file Tax Returns not requiring the consent of any Governmental Authority.

(d) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Governmental Authority with respect to the Taxes or Tax Returns of such Company that would be effective after the Closing Date.

(e) There are no Liens with respect to any Taxes upon such Company’s assets, other than Permitted Liens.

(f) Such Company is not and has never been, a party to any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) (or any corresponding or similar provisions of state, local or non-U.S. Tax Law).

(g) Such Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for the taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) any deferred revenue or prepaid amount received on or prior to the Closing Date.

(h) Such Company (i) has not been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was such Company) or any affiliated, combined, consolidated, aggregate, unitary or other group under applicable Tax Law (other than a group the common parent of which was such Company) or (ii) has any material liability for the Taxes of any other Person (other than such Company) under Treasury Regulation Section 1.1502-6 (or any similar provisions of state, local or non-U.S. Tax Law), as a transferee or successor, by Contract or otherwise.

(i) Such Company is an income Tax resident only in the country in which it is organized and does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise have an office or fixed place of business in a country other than such country.

(j) Such Company is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements, arrangements or practices entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes that will be binding on such Company with respect to any period following the Closing Date.

(k) Such Company: (i) has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which such Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is not and has never been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(l) Such Company is and has been since incorporation treated as a corporation for U.S. federal (and applicable state and local) income Tax purposes.

(m) Neither Company has taken, permitted or agreed to take any action, and does not intend to or plan to take any action, or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment (with the exception of any actions specifically contemplated by this Agreement).

(n) Such Company has not taken, permitted or agreed to take any action, and does not intend to or plan to take any action, or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment (with the exception of any actions specifically contemplated by this Agreement).

(o) Such Company has no plan or intention to engage in any transaction or make any election that would result in a liquidation of such Company for U.S. federal income tax purposes.

4.15 Real Property. Schedule 4.15 contains a complete and accurate list of all premises currently owned, leased or subleased or otherwise used or occupied by the Companies for the operation of the business of the Companies, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under the Company Real Property Lease. The applicable Company has provided to Purchaser a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect, subject to Enforceability Exceptions. To the Knowledge of the applicable Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the applicable Company or any other party under any of the Company Real Property Leases, and the applicable Company has received no notice of any such condition. The applicable Company does not own nor has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

4.16 Personal Property. Each item of Personal Property which is currently owned or leased by the Companies with a book value or fair market value of greater than two million dollars ($2,000,000) is set forth on Schedule 4.16, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as set forth in Schedule 4.16, all such items of Personal Property, that are material to the operation of the applicable Company, are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items) and are suitable for their intended use in the business of the applicable Company. The operation of the applicable Company’s business as it is now conducted or presently proposed to be conducted is not in any material respect dependent upon the right to use the Personal Property of Persons other than the applicable Company, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to the applicable Company. The applicable Company has provided to the Purchaser a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the applicable Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the applicable Company or any other party under any of the Company Personal Property Leases, and the applicable Company has received no notice of any such condition.

4.17 Title to and Sufficiency of Assets. Such Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the consolidated balance sheet of the Company as of the Interim Balance Sheet Date, and (d) Liens set forth on Schedule 4.17. The assets (including Intellectual Property rights and contractual rights) of such Company constitute all of the material assets, rights and properties that are used in the operation of the businesses of such Company as it is now conducted or that are used or held by such Company for use in the operation of the businesses of such Company, and taken together are in the business of such Company as conducted.

4.18 Employee Matters.

(a) Except as set forth in Schedule 4.18(a), such Company is not party to, or bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related Contract with any labor or trade union, labor organization or works council, and has never been party to, or bound by, any such Contracts. There are no labor strikes, slowdowns, work stoppages, boycotts, picketing, lockouts, job actions, labor disputes, or to such Company’s Knowledge threat of any of the foregoing, or union organizing activity (of unrepresented employees) or question concerning representation, by or with respect to any of the employees of such Company, and no such activities have ever occurred. No employees of such Company are represented by any labor organization with respect to their employment with such Company.

(b) Except as set forth in Schedule 4.18(b), such Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety, wages and hours, discrimination, harassment, retaliation, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave and other time off, and employee terminations, and has not received written or, to the Knowledge of such Company, oral notice that there is any pending Action involving unfair labor practices against such Company, (ii) is not liable for any past due arrears of wages or other compensation due to employees, independent contractors or consultants of such Company or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). Except as set forth in Schedule 4.18(b), there are no Actions pending or, to such Company’s Knowledge, threatened against such Company brought by or on behalf of any applicant for employment, any current or former employee, consultant, or independent contractor, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) Schedule 4.18(c) hereto sets forth a complete and accurate list as of the date hereof of all employees of such Company showing for each as of such date (i) the employee’s name, job title or description, employer, location, salary or hourly rate; and (ii) wages, bonus, commission or other compensation paid during the fiscal year ending December 31, 2024. Except as set forth on Schedule 4.18(c), (A) no employee is a party to a written employment Contract with such Company that is not terminable “at will,” and (B) such Company has paid in full to all its employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and such Company has no obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to such Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth in Schedule 4.18(c), each employee of such Company has entered into such Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with such Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to Purchaser by such Company.

(d) Schedule 4.18(d) contains a list of all independent contractors (including consultants) currently engaged by such Company, along with a description of the general nature of the work performed, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Schedule 4.18(d), all of such independent contractors are a party to a written Contract with such Company. Except as set forth on Schedule 4.18(d), each such independent contractor has entered into customary covenants regarding confidentiality and assignment of inventions and copyrights in such Person’s agreement with such Company, a copy of which has been provided to Purchaser by such Company. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last six (6) years have been, engaged by such Company are bona fide independent contractors and not employees of such Company. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of such Company to pay severance or a termination fee.

4.19 Benefit Plans.

(a) “Company Benefit Plans” means any “employee benefit plan” (as defined in Section 3(3) of ERISA), and all material contracts, plans, agreements, programs, arrangements, employee benefit plans, compensation arrangements and other benefit arrangements, whether written or unwritten and whether or not providing cash- or equity-based incentives (e.g., restricted stock, stock option, stock appreciation right, phantom stock, etc.), health, medical, dental, disability, accident or life insurance benefits, change in control or retention payments, vacation, severance, salary continuation, or other termination pay, bonus, commissions or other variable compensation, vacation, paid-time-off, sick leave, fringe benefit, retirement, deferred compensation, pension or savings benefits, that are sponsored, maintained, contributed to or required to be contributed by such Company or any of its Subsidiaries or under which such Company or any of its Subsidiaries has any liability or obligation (including any contingent liability or obligation) and all employment or other agreements providing compensation, vacation, severance or other benefits to any officer, employee, consultant or former employee of such Company or any of its Subsidiaries to which such Company or any of its Subsidiaries is a party.

(b) Set forth on Schedule 4.19(b) is a true and complete list of each material Company Benefit Plan (other than any at will offer letter that does not provide for severance or termination benefits and is on the standard form of offer letter disclosed on Schedule 4.19(b)). With respect to each Company Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the Company Financials. Such Company has in the past been neither a member of a “controlled group”, nor does such Company have any Liability with respect to any collectively-bargained for plans. No fact exists which could reasonably be expected to adversely affect the qualified status of any Company Benefit Plans or the exempt status of such trusts.

(c) With respect to each Company Benefit Plan, such Company has provided to Purchaser accurate and complete copies, if applicable, of: (i) all material Company Benefit Plan documents and agreements (or, in the case of any such Company Benefit Plan that is unwritten, written descriptions of the material terms thereof) and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) the current summary plan descriptions and summary of material modifications thereto; (iii) the three (3) most recent annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the three (3) most recent nondiscrimination testing reports; (vi) the most recent determination letter received from the a tax agency, if any; (vii) the most recent actuarial valuation; (viii) any trust or funding agreements as well as any insurance policies or contracts, and (ix) all material and non-routine communications with any Governmental Authority within the last three (3) years.

(d) With respect to each Company Benefit Plan: (i) such Company Benefit Plan is and has at all times been operated, maintained, funded, and administered by such Company in accordance with its material terms, and applicable laws; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to such Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) no prohibited transaction, as defined by any applicable Laws, has occurred, excluding transactions effected pursuant to a statutory or administration exemption, and (v) all contributions and premiums due through the Closing Date have been timely made or have been fully accrued on such Company Financials.

(e) Neither such Company nor any ERISA Affiliate of such Company has, at any time, sponsored, maintained, contributed to, or been obligated to sponsor, maintain or contribute to, or has any actual or contingent liability under, any (i) defined benefit pension plan or a plan subject to Section 302 of Title I of ERISA, Section 412 of the Code, or Title IV of ERISA, (ii) a “multiemployer plan” within the meaning of Section 3(37) of 4001(a)(3) of ERISA, (iii) a “multiple employer plan” within the meaning of Section 412(c) of the Code or Section 210(a) of ERISA; or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(f) (i) each Company Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A of the Code) subject to Section 409A of the Code has been written and operated in compliance with Section 409A of the Code; and (ii) no arrangement exists (whether written or unwritten) pursuant to which such Company or any of its Subsidiaries will be required to “gross up” or otherwise compensate or reimburse any person for taxes that may become payable pursuant to Section 409A or 4999 of the Code.

(g) With respect to each Company Benefit Plan which is a “welfare plan” (as described in applicable Laws): (i) no such plan provides medical or death benefits with respect to current or former employees of such Company beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such employees); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan. Such Company and its Subsidiaries have complied with the provisions of Laws that govern employee benefits and retirement plans.

(h) The consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance, salary continuance, or other termination pay, unemployment compensation or other benefits or compensation; (ii) accelerate the time of payment, funding or vesting, or increase the amount of any compensation due, or in respect of, any individual; or (iii) result in or satisfy a condition to the payment of compensation that would result in tax consequences or payments not satisfied as of the Effective Time of the Merger.

(i) Neither the execution of this Agreement nor the consummation of the transactions contemplated thereby (either alone or in connection with any subsequent event(s)) will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(j) All Company Benefit Plans of such Company can be terminated at any time prior to the Closing Date without resulting in any Liability to Holdco or Purchaser or their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities.

(k) No options or other equity-based awards have been issued or granted by such Company that are considered deferred compensation. Such Company has no obligation to any employee or other service provider with respect to any Company Benefit Plan that may be subject to Tax Laws requiring special taxation of the benefit due to the manner of distribution. There is no Contract or plan to which such Company is a party or by which it is bound to compensate any employee, consultant or director for penalty taxes paid.

4.20 Environmental Matters. Except as set forth in Schedule 4.20:

(a) To the Knowledge of the Company, such Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to such Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to such Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b) To the Knowledge of the Company, such Company is not the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. Such Company has not assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

(c) No Action has been made or is pending, or to such Company’s Knowledge, threatened against such Company or any assets of such Company alleging either or both that such Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d) There is no investigation of the business, operations, or currently owned, operated, or leased property of such Company or, to such Company’s Knowledge, previously owned, operated, or leased property of such Company pending or, to such Company’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

(e) To the Knowledge of such Company, there is not located at any of the properties of such Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

(f) To the Knowledge of the Company, such Company has provided to Purchaser all environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of such Company.

4.21 Transactions with Related Persons. Except as set forth on Schedule 4.21, neither such Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of such Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past two (2) years, has been, a party to any transaction with such Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of such Company), (b) providing for the rental of real property or Personal Property from, or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of such Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 4.21, such Company has no outstanding Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of such Company. The assets of such Company do not include any material receivable or other obligation from a Related Person, and the liabilities of such Company do not include any material payable or other obligation or commitment to any Related Person. Schedule 4.21 lists each Contract or other arrangement or commitment between such Company and any Related Person of such Company. Each Contract or other arrangement listed on Schedule 4.21 was entered into by such Company at arms’ length and in the ordinary course of business on commercially reasonable terms and is reasonably necessary for the operation of the business as presently conducted and as currently contemplated to be conducted.

4.22 Insurance.

(a) Schedule 4.22(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by such Company relating to such Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Purchaser. All premiums due and payable under all such insurance policies have been timely paid and such Company is otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. Such Company has no self-insurance or co-insurance programs. In the past five (5) years (or since the date of such Company’s formation if less than five years ago), such Company has not received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b) Schedule 4.22(b) identifies each individual insurance claim in excess of $200,000 made by such Company in the past five (5) years (or since the date of such Company’s formation if less than five years ago). Such Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to such Company. To the Knowledge of such Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. In the three (3) years (or since the date of such Company’s formation if less than three years ago) preceding the date hereof, such Company has made no claim against an insurance policy as to which the insurer is denying coverage.

4.23 Books and Records. All of the financial books and records of such Company are complete and accurate in all material respects and have been maintained in the ordinary course of business consistent with past practice and in accordance with applicable Laws.

4.24 Reserved.

4.25 Certain Business Practices.

(a) Neither such Company, nor to the Knowledge of such Company, any of its Representatives acting on its behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law or (iii) made any other unlawful payment. Neither such Company nor any of its Representatives acting on its behalf has, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder such Company or assist such Company in connection with any actual or proposed transaction.

(b) The operations of such Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving such Company with respect to any of the foregoing is pending or, to the Knowledge of such Company, threatened.

(c) Neither such Company nor any of its directors or officers, or, to the Knowledge of such Company, any other Representative acting on behalf of such Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and such Company has not in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, North Korea, Syria, Sudan, the Crimean region of Ukraine, or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

4.26 Compliance with Privacy Laws, Privacy Policies and Certain Contracts. Except as set forth on Schedule 4.26:

(a) Such Company, and, to the Knowledge of such Company, its officers, directors, employees, agents, subcontractors and vendors to whom such Company has given access to Personal Data or Protected Health Information, are and have been at all times, in compliance in all material respects with all applicable Privacy Laws;

(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of such Company, such Company has not experienced any loss, damage or unauthorized access, use, disclosure, modification, or breach of security of Personal Data or Protected Health Information maintained by or on behalf of such Company (including, to the Knowledge of such Company, by any agent, subcontractor or vendor of the Company);

(c) Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of such Company: (i) no Person, including any Governmental Authority, has made any written claim or commenced any Proceeding with respect to any violation of any Privacy Law by such Company; and (ii) such Company has not been given written notice of any criminal, civil or administrative violation of any Privacy Law, in any case including any claim or Action with respect to any loss, damage or unauthorized access, use, disclosure, modification, or breach of security, of Personal Data or Protected Health Information maintained by or on behalf of such Company (including by any agent, subcontractor or vendor of such Company);

(d) Neither such Company nor, to the Knowledge of such Company, any subcontractor, agent or vendor of such Company, has incurred any breach of “unsecured protected health information” (as defined in 45 C.F.R. Part 164, Subpart D) requiring reporting to any Governmental Authority;

(e) To the Knowledge of such Company, all activities conducted by such Company with respect to any Protected Health Information or Personal Data are permitted in all material respects under the Contracts relating to Personal Data or Protected Health Information; and

4.27 Investment Company Act. Such Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act.

4.28 Finders and Brokers. Except as set forth in Schedule 4.28, such Company has neither incurred nor will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

4.29 Independent Investigation. Such Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of Purchaser and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Purchaser for such purpose. Such Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of Purchaser set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to such Company pursuant hereto; and (b) neither Purchaser nor any of its Representatives have made any representation or warranty as to Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to such Company pursuant hereto.

4.30 Information Supplied. To the Knowledge of such Company, none of the information supplied or to be supplied by such Company to Purchaser or its Affiliates expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the Proxy Statement and other mailings or other distributions to the Purchaser’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. To the Knowledge of such Company, none of the information supplied or to be supplied by such Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, such Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser or its Affiliates.

4.31 Disclosure. No representations or warranties by such Company in this Agreement (as modified by such Company Disclosure Schedules) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Company Disclosure Schedules and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading. Except for the representations and warranties expressly made by such Company in this ARTICLE IV (as modified by the Company Disclosure Schedules) or as expressly set forth in an Ancillary Document, neither such Company nor any other Person on its behalf makes any express or implied representation or warranty with respect to such Company, the Company Security Holders, the Company Common Stock, the business of such Company, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and such Company hereby expressly disclaims any other representations or warranties, whether implied or made by such Company or any of its Representatives. Except for the representations and warranties expressly made by such Company in this ARTICLE IV (as modified by such Company Disclosure Schedules) or in an Ancillary Document, such Company hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Purchaser or any of its Representatives (including any opinion, information, projection or advice that may have been or may be provided to Purchaser or any of its Representatives by any Representative of such Company), including any representations or warranties regarding the probable success or profitability of the businesses of such Company.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF
THE MERGER SUBS

Each Merger Sub, jointly and severally, represents and warrants to the Companies as follows:

5.1 Organization and Standing. Each Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of Texas. Each Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Each Merger Sub has heretofore made available to the Companies accurate and complete copies of the Organizational Documents of such Merger Sub, as currently in effect as of the date hereof. No Merger Sub is in violation of any provision of its Organizational Documents in any material respect.

5.2 Authorization: Binding Agreement. Each Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the board of directors and, as applicable, shareholders of such Merger Sub in accordance with its Organizational Documents, and any other applicable laws, and (b) no other corporate proceedings, other than as expressly set forth elsewhere in the Agreement, on the part of any Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party, or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which any Merger Sub is a party has been or shall be when delivered, duly and validly executed and delivered and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the applicable Merger Sub, enforceable against the such Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

5.3 Governmental Approvals. No Consent of or with any Governmental Authority on the part of Pelican Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by the Pelican Merger Sub of this Agreement and each Ancillary Document to which it is a party or the consummation by the any Merger Sub of the transactions contemplated hereby and thereby, other than (a) such filings expressly contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Purchaser Material Adverse Effect on the ability of any Merger Sub to enter into this Agreement or consummate the transactions contemplated hereby.

5.4 Non-Contravention. The execution and delivery by the Merger Subs of this Agreement and each Ancillary Document to which each such Merger Sub is a party, the consummation by the Merger Subs of the transactions contemplated hereby and thereby, and compliance by the Merger Subs with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Merger Sub’s Organizational Documents, (b) subject to obtaining the consents from Governmental Authorities referred to in Section 5.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Merger Sub, or any of their properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Merger Sub under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, or (vii) result in the creation of any Lien upon any of the properties or assets of Pelican Merger Sub under, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Purchaser Material Adverse Effect.

5.5 Capitalization.

(a) Prior to giving effect to the Pelican Merger, each Merger Sub is authorized to issue 100 shares of common stock, of which 100 shares are issued and outstanding, and all of which are owned by Holdco. Prior to giving effect to the transactions contemplated by this Agreement, no Merger Sub has ever had any Subsidiaries or owned any equity interests in any other Person.

(b) Except as set forth in its Organizational Documents, no Merger Sub (i) has any obligation to issue, sell or transfer any equity securities of such Merger Sub, (ii) is a party or subject to any contract that affects or relates to voting or giving of written consents with respect to, or the right to cause the redemption, or repurchase of, any equity interests of any Merger Sub, (iii) has granted any registration rights or information rights to any other Person, (iv) has granted any phantom shares and there are no voting or similar agreements entered into by such Merger Sub which relate to its capital or equity interests, (v) has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for voting interests of any Merger Sub or equity interests of any Merger Sub) with the owners or holders of any Merger Sub common stock on any matter or any agreements to issues such bonds, debentures, notes or other obligations and (vi) has no outstanding contractual obligations to provide funds to, or make any investment (other than the transactions contemplated herein) in, any other Person.

5.6 Merger Sub Activities. Since formation, no Merger Sub has engaged in any business activities other than as contemplated by this Agreement, does not own directly or indirectly any ownership, equity, profits or voting interest in any Person and has no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the Mergers, and, other than this Agreement and the Ancillary Documents to which it is a party, no Merger Sub is party to or bound by any Contract.

5.7 Compliance with Laws. No Merger Sub is, and since the date of its formation, no Merger Sub has been, in conflict or non-compliance with, or in default or violation of, any Laws applicable to it. To the Merger Sub’s Knowledge, no Merger Sub, has, since the date of its formation, received any written or oral notice of, or is under investigation with respect to, any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it is or was bound.

5.8 Actions; Orders. There is no pending or, to the Knowledge of the Merger Sub, threatened Action to which any Merger Sub is subject, and there is no Action that any Merger Sub has pending against any other Person. No Merger Sub is subject to any Orders of any Governmental Authority, nor to the Knowledge of Merger Sub, are any such Orders pending.

5.9 Transactions with Related Persons. Except as set forth on Schedule 5.9, there are no transactions, Contracts or understandings between any Merger Sub, on the one hand, and any (a) present or former director, officer or employee or Affiliate of any Merger Sub or Sponsor, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of the Purchaser’s outstanding capital stock as of the date hereof, on the other hand.

5.10 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from any Merger Sub or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any Merger Sub.

5.11 Investment Company Act. No Merger Sub is an “investment company” or a Person directly or indirectly controlled by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meanings of the Investment Company Act.

5.12 Taxes.

(a) No Merger Sub has taken, permitted or agreed to take any action, and does not intend to or plan to take any action, or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment (with the exception of any actions specifically contemplated by this Agreement).

(b) Each Merger Sub was organized solely for the purpose of entering in to this Agreement, performing its covenants and agreements as set forth in this Agreement and consummating the transactions contemplated by this Agreement, and neither Company has engaged in any activities or business, other than those incident or related to, or incurred in connection with its organization or incorporation, its continuing corporate existence or the negotiation, preparation or execution of this Agreement.

ARTICLE VI.
representations and warranties of HOLDCO

Holdco represents and warrants to each Company and Purchaser as follows:

6.1 Organization and Standing. Holdco is a corporation duly incorporated, validly existing and in good standing under the Laws of Texas. Holdco has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Holdco is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Holdco has heretofore made available to the Companies accurate and complete copies of the Organizational Documents of Holdco, as currently in effect. Holdco is not in violation of any provision of its Organizational Documents in any material respect.

6.2 Authorization: Binding Agreement. Holdco has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the board of directors and, as applicable, shareholders of Holdco in accordance with Holdco’s Organizational Documents and any other applicable Law, and (b) no other corporate proceedings, other than as expressly set forth elsewhere in this Agreement, on the part of Holdco are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party, or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Holdco is a party has been or shall be when delivered, duly and validly executed and delivered and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Holdco, enforceable against Holdco in accordance with its terms, subject to the Enforceability Exceptions.

6.3 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of Holdco is required to be obtained or made in connection with the execution, delivery or performance by Holdco of this Agreement and each Ancillary Document to which it is a party or the consummation by Holdco of the transactions contemplated hereby and thereby, other than (a) such filings as expressly contemplated by this Agreement, (b) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (d) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a material adverse effect on the ability of Holdco to enter into this Agreement or consummate the transactions contemplated hereby (a “Holdco Material Adverse Effect”).

6.4 Non-Contravention. The execution and delivery by Holdco of this Agreement and each Ancillary Document to which it is a party, the consummation by Holdco of the transactions contemplated hereby and thereby, and compliance by Holdco with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of Holdco’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 6.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Holdco, or any of their properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Holdco under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, or (vii) result in the creation of any Lien upon any of the properties or assets of Holdco under, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Holdco Material Adverse Effect.

6.5 Capitalization.

(a) Prior to giving effect to the Mergers, Holdco is authorized to issue 500,000,000 shares of common stock of Holdco, par value $0.01 per share, of which 100 shares are issued and outstanding. Prior to giving effect to the transactions contemplated by this Agreement, Holdco has never had any Subsidiaries or owned any equity interests in any other Person, other than Pelican Merger Sub, Greenland Merger Sub and March GL Merger Sub. Immediately after the Mergers, Holdco will have 33,672,375 shares issued and outstanding.

(b) Except as set forth in its Organizational Documents, Holdco (i) has no obligation to issue, sell or transfer any equity securities of Holdco, (ii) is not party or subject to any contract that affects or relates to voting or giving of written consents with respect to, or the right to cause the redemption, or repurchase of, any equity interests of Holdco, (iii) has not granted any registration rights or information rights to any other Person, (iv) has not granted any phantom shares and there are no voting or similar agreements entered into by Holdco which relate to its capital or equity interests, (v) has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for voting interests of Holdco or equity interests of Holdco) with the owners or holders of Holdco on any matter or any agreements to issues such bonds, debentures, notes or other obligations and (vi) has no outstanding contractual obligations to provide funds to, or make any investment (other than the transactions contemplated herein) in, any other Person.

6.6 Holdco Activities. Since its formation, Holdco has not engaged in any business activities other than as contemplated by this Agreement, does not own directly or indirectly any ownership, equity, profits or voting interest in any Person and has no assets or Liabilities, except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the Mergers, and, other than this Agreement and the Ancillary Documents to which it is a party, Holdco is not party to or bound by any Contract.

6.7 Compliance with Laws. Holdco is not, and since the date of its formation, has not been, in conflict or non-compliance with, or in default or violation of, any Laws applicable to it. Holdco, has not, since the date of its formation, received any written or oral notice of, or is under investigation with respect to, any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it is or was bound.

6.8 Actions; Orders. There is no pending or, to the Knowledge of Holdco, threatened Action to which Holdco is subject. There is no Action that Holdco has pending against any other Person. Holdco is not subject to any Orders of any Governmental Authority, nor to the Knowledge of Holdco, are any such Orders pending.

6.9 Transactions with Related Persons. Except as set forth on Schedule 6.9, there are no transactions, Contracts or understandings between Holdco, on the one hand, and any (a) present or former director, officer or employee or Affiliate of Holdco or Sponsor, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of Holdco’s outstanding capital stock as of the date hereof, on the other hand.

6.10 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Holdco, the Company or any of its respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Holdco.

6.11 Investment Company Act. Holdco is not an “investment company” or a Person directly or indirectly controlled by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meanings of the Investment Company Act.

6.12 Taxes.

(a) Holdco has not taken, permitted or agreed to take any action, and does not intend to or plan to take any action, or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment (with the exception of any actions specifically contemplated by this Agreement).

(b) Holdco is not an “investment company” within the meaning of Section 351(e)(1) of the Code.

6.13 Ownership of Merger Consideration. All shares of Holdco Common Stock to be issued and delivered to the holders of Purchaser Ordinary Shares and to the Company Shareholders, in accordance with ARTICLE I and ARTICLE II shall be, upon issuance and delivery of such Holdco Common Stock, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, any applicable Lock-Up Agreement, and the issuance and sale of such Holdco Common Stock pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

ARTICLE VII.
COVENANTS

7.1 Access and Information. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 10.1 or the Closing (the “Interim Period”), subject to Section 7.16, each Company shall give, and shall cause its Subsidiaries and Representatives to give, Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to each Company, as Purchaser or its Representatives may reasonably request regarding each Company and its businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause the Representatives of each Company to reasonably cooperate with the Purchaser and its Representatives in their investigation; provided, however, that the Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of each Company.

During the Interim Period, subject to Section 7.16, Purchaser shall give, and shall cause its Representatives to give, each Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to Purchaser or its Subsidiaries, as either Company or its Representatives may reasonably request regarding the Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of Purchaser’s Representatives to reasonably cooperate with each Company and its Representatives in their investigation; provided, however, that each Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Purchaser or any of its Subsidiaries.

7.2 Conduct of Business of the Companies. Unless Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 7.2 of the Company Disclosure Schedules, each Company shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply in all material respects with all Laws applicable to such Company and its business, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available in all material respects the services of their respective managers, directors, officers, employees and consultants, and to preserve in all material respects the possession, control and condition of their respective material assets.

Each Company shall, provide advance written notice to Purchaser of any material action that is not within the ordinary course and consistent with past practice. Except as expressly contemplated by the terms of this Agreement or the Ancillary Documents or as set forth on Schedule 7.2 of the Company Disclosure Schedules, during the Interim Period, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), no Company shall, and shall cause its Subsidiaries to not:

(a) amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

(b) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities, other than issuances of equity securities by March GL to fund continuing operations in the ordinary course of business consistent with past practice;

(c) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities (except for the repurchase of Company Common Stock from former employees, non-employee directors and consultants in accordance with agreements as in effect on the date hereof providing for the repurchase of shares in connection with any termination of service);

(d) incur, create, assume, prepay, commit to, or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $25,000 individually or $50,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $25,000 individually or $50,000 in the aggregate;

(e) increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) other than in the ordinary course of business consistent with past practice, to any employee, or increase other benefits of employees generally other than in the ordinary course of business consistent with past practice, or enter into, establish, amend or terminate any Company Benefit Plan other than as required by applicable Law or pursuant to the terms of any Company Benefit Plans;

(f) take any action to (i) hire or terminate any officer, director, employee or other individual service provider of either Company or any of its Subsidiaries, (ii) grant, announce or modify any equity or equity-based awards, or (iii) accelerate the payment, funding, right to payment or vesting of any compensation or benefits;

(g) make or rescind any material election relating to Taxes, settle any Action, relating to Taxes or the Tax Returns of such Company, file any amended Tax Return or claim for a Tax refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law;

(h) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP, Company IP Licenses or other Company Intellectual Property (excluding non-exclusive licenses of Company Intellectual Property to customers of each Company in the ordinary course of business consistent with past practice), or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(i) terminate, waive, renew, extend, assign, or fail to maintain in effect any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, other than terminations, waivers, renewals, extensions and assignments in the ordinary course of business consistent with past practice;

(j) voluntarily terminate, cancel, materially modify or amend, permit to lapse, or fail to keep in force any insurance policies maintained for the benefit of each Company or providing insurance coverage with respect to its assets, operations and activities, without replacing or revising such policies with a comparable amount of insurance coverage with substantially similar coverage to that which is currently in effect;

(k) waive, release, assign, commence, initiate, satisfy, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, either Company or its Affiliates) not in excess of $25,000 individually or $50,000 in the aggregate, or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials;

(l) except for the Mergers, acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(m) make capital expenditures in excess of $25,000 (individually for any project (or set of related projects) or $50,000 in the aggregate), other than capital expenditures made in the ordinary course of business consistent with past practice;

(n) except for the Mergers, authorize, recommend, propose or announce an intention to adopt, or otherwise effect a plan of complete or partial liquidation, rehabilitation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or similar transaction;

(o) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $50,000 individually or $100,000 in the aggregate, other than pursuant to the terms of a Company Material Contract or Company Benefit Plan or for Expenses incurred by each Company in connection with the transactions contemplated by this Agreement, other Liabilities, Expenses or obligations incurred in the ordinary course of business consistent with past practice;

(p) purchase, sell, lease, license, transfer, exchange or swap, pledge, mortgage or otherwise pledge or encumber (including securitizations), or transfer or otherwise dispose of any material portion of its properties, assets or rights, other than purchases and leases in the ordinary course of business consistent with past practice;

(q) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(r) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

(s) authorize or agree to do any of the foregoing actions.

Each Company shall notify the Purchaser in writing of any such actions taken in accordance with the foregoing proviso and shall use reasonable best efforts to mitigate any negative effects of such actions on the business of each Company, in consultation with the Purchaser whenever practicable.

7.3 Conduct of Business of the Purchaser. Unless each Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 7.3 of the Purchaser Disclosure Schedules, Purchaser shall, and shall cause its Subsidiaries to, comply with all Laws applicable to the Purchaser and its Subsidiaries. Notwithstanding anything to the contrary in this Section 7.3, nothing in this Agreement shall prohibit or restrict Purchaser from extending, in accordance with Purchaser’s Organizational Documents and the IPO Prospectus, the deadline by which it must complete its Business Combination (an “Extension”), so long as Purchaser is solely responsible for all Extension Expenses and provides prior written notice to each Company, and no consent of any other Party shall be required in connection therewith, except that Purchaser shall obtain each Company’s consent prior to extending such deadline past June 30, 2026. Without limiting the generality of Section 7.3 and except as contemplated by the terms of this Agreement or the Ancillary Documents (including as contemplated by any PIPE Investment in accordance with Section 13.1) or as expressly set forth on Schedule 7.3 of the Purchaser Disclosure Schedules, during the Interim Period, without the prior written consent of each Company (such consent not to be unreasonably withheld, conditioned or delayed), Purchaser shall not, and shall cause its Subsidiaries to not:

(a) amend, waive or otherwise change, in any respect, its Organizational Documents or the IPO Prospectus, except as required by applicable Law;

(b) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, other than the issuance of Purchaser Securities issuable upon conversion or exchange of outstanding Purchaser Securities in accordance with their terms, or engage in any hedging transaction with a third Person with respect to such securities;

(c) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(d) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $25,000 individually or $50,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 7.3(d) shall not prevent the Purchaser from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement (including any PIPE Investment and the costs and expenses necessary for an Extension (such expenses, “Extension Expenses”)), up to aggregate additional Indebtedness during the Interim Period of $1,000,000, provided, however, that Purchaser shall remain solely responsible for all Extension Expenses;

(e) make or rescind any material election relating to Taxes, settle any Action relating to the Taxes or Tax Returns of the Purchaser, file any amended Tax Return or claim for a Tax refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law;

(f) amend, waive or otherwise change the Trust Agreement in any manner adverse to the Purchaser;

(g) terminate, waive or assign any material right under any Purchaser Material Contract;

(h) fail to maintain its books, accounts and records in the ordinary course of business consistent with past practice;

(i) establish any Subsidiary or enter into any new line of business;

(j) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect as of the date of this Agreement;

(k) waive, release, assign, initiate, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Purchaser or its Subsidiary) not in excess of $25,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Purchaser Financials;

(l) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(m) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Mergers);

(n) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $25,000 individually or $50,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 7.3 during the Interim Period;

(o) enter into any agreement, understanding or arrangement with respect to the voting of Purchaser Securities;

(p) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(q) authorize or agree to do any of the foregoing actions.

Purchaser shall notify each Company in writing of any such actions taken in accordance with the foregoing proviso and shall use reasonable best efforts to mitigate any negative effects of such actions on Purchaser and its Subsidiaries.

7.4 Annual and Interim Financial Statements.

(a) Each Company shall use reasonable best efforts to deliver to Purchaser on or prior to Closing, the audited financial statement of the Company (including, in each case, any related notes thereto), consisting of the balance sheets of each Company as of June 30, 2025, and the related audited income statements, changes in shareholder equity and statements of cash flows for the fiscal year then ended, audited by a PCAOB qualified auditor in accordance with GAAP and PCAOB standards and containing an unqualified report of each Company’s auditors, that is required to be included in the Registration Statement and any other filings to be made by the Purchaser or Holdco with the SEC in connection with the transactions contemplated hereby and in the Ancillary Document.

(b) All financial statements delivered pursuant to this Section 7.4, (A) will be prepared from, and reflect in all material respects, the books and records of the applicable Company, (B) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, (C) will fairly present, in all material respects, the consolidated financial position of the Companies as of the dates thereof and their results of operations for the periods then ended, and (D) will be audited in accordance with the standards of the PCAOB. All costs incurred in connection with preparing and obtaining such financial statements shall be Expenses of the applicable Company.

7.5 Purchaser Public Filings. During the Interim Period, Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply applicable securities Laws and shall use its best efforts prior to the Closing to maintain the listing of the Purchaser Units, the Purchaser Ordinary Shares and the Purchaser Rights on Nasdaq. Holdco shall use its best efforts to obtain, and Purchaser and each Company will use their reasonable best efforts to cooperate with Holdco to obtain, a listing of Holdco Common Stock and Holdco Warrants to be listed on Nasdaq effective as of the Closing.

7.6 Registration Rights. The Merger Consideration, Holdco Warrants, and the Holdco Common Stock underlying Holdco Warrants shall be registered in the registration statement on Form S-4 filed in connection with the Mergers. In the event the registration statement on Form S-4 is not filed or any of the aforementioned securities cannot be registered therein, HoldCo shall enter into a registration rights agreement with the holders of Merger Consideration, Holdco Warrants, and the Holdco Common Stock prior to the Closing, providing for automatic registration within two (2) weeks of Closing, three (3) demand rights, and unlimited piggyback rights.”

7.7 No Solicitation. For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Companies and their respective Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of either Company (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of either Company, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to the Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination involving Purchaser. For the avoidance of doubt, an “Alternative Transaction” does not include any PIPE Investment in accordance with ARTICLE XIII.

7.8 Equity Incentive Plan. HoldCo shall adopt an equity incentive plan (the “Equity Incentive Plan”) providing for the issuance of awards covering up to ten percent (10%) of the outstanding shares of common stock of the combined company on a fully diluted basis as of the Closing. The Equity Incentive Plan shall permit the grant of a variety of equity-based awards, including, without limitation, stock options, restricted stock, restricted stock units, stock appreciation rights, and other equity or equity-based awards as may be determined by the board of directors (or a committee thereof) of the combined company. The Equity Incentive Plan shall include an “evergreen” provision, pursuant to which the number of shares available for issuance under the plan shall automatically increase on an annual basis by an amount or percentage determined by the board of directors (or a committee thereof), subject to any applicable limitations, including stock exchange rules requiring shareholder approval. The definitive terms and conditions of the Equity Incentive Plan, including eligibility, vesting, and administration, shall be set forth in the plan document to be adopted by the board of directors (or a committee thereof) of HoldCo.

(a) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of each Company and the Purchaser, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, or (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal.

(b) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

7.9 No Trading. Each Company acknowledges and agrees that it is aware, and that such Company’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. Each Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of the Purchaser (other than to engage in the Mergers in accordance with ARTICLE I), communicate such information to any third party, take any other action with respect to the Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

7.10 Notification of Certain Matters. During the Interim Period, each Party shall give prompt written notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Person or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would make any representation or warranty contained in this Agreement false or untrue, would constitute a breach of any covenant or agreement contained in this Agreement or would reasonably be expected to cause or result in any of the conditions to the Closing set forth in this Agreement not being satisfied or the satisfaction of those conditions being delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Person or any of its Affiliates, or any of their respective properties or assets, or, to the actual knowledge of such Person, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Person or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

7.11 Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each Party hereto shall use its reasonable best efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including obtaining all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement; provided, that in no event shall any Party be required to pay any material fee, penalty or other consideration to obtain any license, Permit, consent, approval, authorization, qualification or waiver required under any Contract for the consummation of the transactions contemplated hereby (other than fees or expenses payable to the SEC in connection with the transactions contemplated hereby, including the Registration Statement).

(b) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(c) Notwithstanding the immediately preceding paragraph, nothing contained herein shall be deemed to require Purchaser or any Company, or any of their respective Subsidiaries, and Purchaser and the Companies, and any of their respective Subsidiaries, shall not be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition, commitment or restriction, in connection with obtaining the foregoing Permits, consents, Orders, approvals, waivers, non-objections and authorizations of Governmental Authorities that would reasonably be expected to be financially burdensome to the business, operations, financial condition or results of operations on the business of any Company and its Subsidiaries (taken as a whole), or on the business of Purchaser and its Subsidiaries (taken as a whole) (which restriction, commitment, or condition could include materially increasing capital, divesting or reducing lines of businesses or asset classes, entering into compliance or remediation programs, and making material lending or investment commitments).

(d) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts; provided, that in no event shall any Party be required to pay any material fee, penalty or other consideration to obtain any license, Permit, consent, approval, authorization, qualification or waiver required under any Contract for the consummation of the transactions contemplated hereby (other than fees or expenses payable to the SEC in connection with the transactions contemplated hereby, including the Registration Statement).

7.12 Tax Matters.

(a) Holdco shall pay all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”) and file all necessary Tax Returns with respect to all Transfer Taxes, and, if required by applicable Law, the Parties shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other document. Notwithstanding any other provision of this Agreement, the Parties shall (and shall cause their respective Affiliates to) cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

(b) The Parties agree and intend that, to the greatest extent permitted by Law, for U.S. federal (and applicable state and local) income tax purposes, each Merger is intended to be treated consistent with the Intended Tax Treatment. Each of the Parties shall use its commercially reasonable efforts to cause the Mergers to qualify for the Intended Tax Treatment. None of the Parties shall (and each of the Parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action, that could reasonably be expected to cause the Mergers to fail to qualify for the Intended Tax Treatment. To the greatest extent permitted under Law, the Parties will prepare and file all Tax Returns consistent with the Intended Tax Treatment and will not take any inconsistent position on any Tax Return unless otherwise required by a “determination” within the meaning of Section 1313 of the Code; provided, however, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with the Intended Tax Treatment.

(c) The Parties shall execute and deliver (i) officer’s certificates, in customary form, in a timely manner upon request by the other Party and (ii) any other representations reasonably requested by counsel to Purchaser or counsel to each Company, as applicable, for purposes of rendering opinions regarding the Intended Tax Treatment and other tax matters in connection with the transactions contemplated by this Agreement, at such time or times as may be requested by counsel to Purchaser or counsel to either Company, including in connection with the Closing and any filing with the SEC. Any opinion to be delivered by counsel to Purchaser or to either Company shall be limited to addressing (a) qualification of the transactions contemplated by this Agreement as an exchange governed by Section 351 of the Code, and/or (b) the accuracy of any tax disclosure statements addressed directly to holders of equity securities of the Purchaser (or any other matters the SEC specifically requests that the Purchaser provide an opinion with respect to). For the avoidance of doubt, any tax opinions to be delivered by counsel to Purchaser or to either Company shall not be a condition to Closing under this Agreement.

(d) Holdco shall use commercially reasonable efforts to provide the pre-Closing Purchaser shareholders information that is required to (i) make (or maintain) a timely and valid election as contemplated by Section 1295 of the Code (and the Treasury Regulations promulgated thereunder) with respect to Purchaser for each year that Purchaser is considered a passive foreign investment company (including through provision of the Annual Information Statement described in Treasury Regulations Section 1.1295-1(g)) and (ii) if relevant, to report any person’s allocable share of “Subpart F” income of the Purchaser.

(e) None of Greenland, March GL, Purchaser, Holdco or any of their Affiliates will take any action, engage in any transaction that would result in the liquidation of Purchaser, Greenland or March GL for U.S. federal income tax purposes in the tax year including the Closing Date and the two subsequent calendar years.

7.13 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

7.14 The Registration Statement.

(a) As promptly as practicable after the date hereof, Purchaser shall prepare, with the reasonable assistance of each Company, and cause Holdco to file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Holdco Common Stock to be issued under this Agreement as the Merger Consideration, which Registration Statement will also contain a proxy statement (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Purchaser shareholders for the matters to be acted upon at the Purchaser Special Meeting and providing the Public Shareholders an opportunity in accordance with the Purchaser’s Organizational Documents and the IPO Prospectus to have their Purchaser Ordinary Shares redeemed (such rights to have their Purchaser Ordinary Shares redeemed, “Redemption Rights,” and such redemption thereof, the “Redemption”) in conjunction with the shareholder vote on the Purchaser Shareholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser shareholders to vote, at an extraordinary general meeting of Purchaser shareholders to be called and held for such purpose (the “Purchaser Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the transactions contemplated hereby or referred to herein, including the Pelican Merger (and, to the extent required, the issuance of any shares in connection with the PIPE Investment), by the holders of Purchaser Ordinary Shares in accordance with the Purchaser’s Organizational Documents and IPO Prospectus, the Securities Act, the Companies Act, the TBOC and the rules and regulations of the SEC and Nasdaq, (ii) the adoption of the amended and restated memorandum and articles of association of Purchaser in connection with the Pelican Merger, (iii) the change of name of the Purchaser to Greenland Energy Company in connection with the Pelican Merger, (iv) on an advisory basis only, the adoption and approval of the Amended Holdco Certificate of Incorporation, including the change of name of Holdco, (v) such other matters as each Company and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Mergers and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (v), collectively, the “Purchaser Shareholder Approval Matters”), and (vi) the adjournment of the Purchaser Special Meeting, if necessary or desirable in the reasonable determination of Purchaser. If on the date for which the Purchaser Special Meeting is scheduled, Purchaser has not received proxies representing a sufficient number of shares to obtain the Required Purchaser Shareholder Approval, whether or not a quorum is present,

Purchaser may make one or more successive postponements or adjournments of the Purchaser Special Meeting. In connection with the Registration Statement, Holdco will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the Purchaser’s Organizational Documents, the Securities Act, the TBOC and the rules and regulations of the SEC and Nasdaq. Purchaser shall cooperate and provide each Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC, and Purchaser shall consider in good faith any such comments. Each Company shall provide Purchaser with such information concerning each Company and its shareholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by each Company shall be true and correct in all material respects and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(b) Purchaser shall take all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Purchaser Special Meeting and the Redemption. Each of Purchaser and the Companies shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the applicable Company, Purchaser and Holdco and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and shall respond in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to Purchaser shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the Purchaser’s Organizational Documents; provided, however, that Purchaser shall not amend or supplement the Proxy Statement without prior written consent of the Companies, such consent not to be unreasonably withheld, conditioned, or delayed.

(c) Purchaser, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use its commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. Purchaser shall provide the Companies with copies of any written comments, and shall inform the Companies of any material oral comments, that Purchaser or its Representatives receive from the SEC or its staff with respect to the Registration Statement, the Purchaser Special Meeting and the Redemption promptly after the receipt of such comments and shall give the Companies and their respective counsel a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments, and the Purchaser shall consider in good faith any such comments.

(d) As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, Purchaser shall distribute the Registration Statement to Purchaser’s shareholders and the Company Securityholders, and, pursuant thereto, shall call the Purchaser Special Meeting in accordance with the Securities Act for a date no later than thirty (30) days following the effectiveness of the Registration Statement.

(e) Purchaser shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, Purchaser’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Purchaser Special Meeting and the Redemption.

7.15 Public Announcements.

(a) The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of Purchaser and each Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance provided, however, that the foregoing shall not prohibit Purchaser, Sponsor, and their respective Representatives from providing general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect current or prospective investor, including to potential PIPE Investors in connection with a PIPE Investment in accordance with Section 13.1, or in connection with normal fund raising or related marketing or informational or reporting activities; and provided, further, that subject to Section 6.2 and this Section 7.15, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any required third party consent. Notwithstanding the foregoing, Purchaser and each Company may make statements that are consistent with previous public releases made by such Party in compliance with this Section 7.15.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, the Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which each Company shall have the opportunity to review and comment prior to filing and Purchaser shall consider any such comments in good faith. The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Holdco shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws, which the Sponsor shall have the opportunity to review and comment. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/or any Governmental Authority in connection with the transactions contemplated hereby.

7.16 Confidential Information.

(a) The Companies hereby agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with ARTICLE X, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of the Purchaser or its Subsidiaries), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without Purchaser’s prior written consent; and (ii) in the event that any Company or any of its respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with ARTICLE X, for a period of two (2) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide the Purchaser to the extent legally permitted with prompt written notice of such requirement so that the Purchaser or an Affiliate thereof may seek, at Purchaser’s cost, a protective Order or other remedy or waive compliance with this Section 7.16(a), and (B) in the event that such protective Order or other remedy is not obtained, or the Purchaser waives compliance with this Section 7.16(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, each Company shall, and shall cause their respective Representatives to, promptly deliver to Purchaser or destroy (at the applicable Company’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that each Company and its respective Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Purchaser Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

(b) Purchaser hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with ARTICLE X, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the applicable Company’s prior written consent; and (ii) in the event that the Purchaser or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with ARTICLE X, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the applicable Company to the extent legally permitted with prompt written notice of such requirement so that such Company may seek, at such Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 7.16(b) and (B) in the event that such protective Order or other remedy is not obtained, or the applicable Company waives compliance with this Section 7.16(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Purchaser shall, and shall cause its Representatives to, promptly deliver to the applicable Company or destroy (at the Purchaser’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Purchaser and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, the Purchaser, Holdco and their respective Representatives shall be permitted to disclose all Company Confidential Information to the extent required by the Federal Securities Laws.

7.17 Post-Closing Board of Directors and Executive Officers; Employment Agreements; Related Party Transactions.

(a) The Parties shall take all necessary action, including causing the current directors of Holdco to resign, so that effective upon the Effective Time, (i) the Post-Closing Holdco Board will consist of (A) 4 directors designated by the Companies, one of which shall be Robert Price and another of which shall be Larry G. Swets, Jr., who will serve as a director and executive chairman of the Holdco Board, at least 2 of whom shall qualify as an independent director under Nasdaq rules and (B) 1 independent director designated by Sponsor, totaling 5 individuals, and (ii) elect the Post-Closing Holdco Board; provided, that such designees shall, in the case of the Sponsor designee, be reasonably acceptable to the Companies and, in the case of the Company designees, be reasonably acceptable to Sponsor. At or prior to the Closing, Holdco will provide each director of the Post-Closing Holdco Board with a customary director indemnification agreement.

(b) The Parties shall take all action necessary, including causing the executive officers of Holdco and Purchaser to resign, so that the individuals serving as the chief executive officer and chief financial officer, respectively, of Purchaser and Holdco immediately after the Closing will be Robert Price and a person to assume role of CFO as identified by the Companies prior to Closing, respectively.

(c) Each of the Company, Holdco and Purchaser shall cause such individuals to, and such Persons shall, comply and cooperate with and satisfy all requests and requirements made by any Governmental Authority in connection with the foregoing, including by furnishing all requested information, providing reasonable assistance in connection with the preparation of any required applications, notices and registrations and requests and otherwise facilitating access to and making individuals available with respect to any discussions or hearings. In the event an individual designated in accordance with Section 7.18(a) does not satisfy any requirement of a Governmental Authority, including applicable rules required by the SEC and the rules and listing standards of Nasdaq, to serve as a director of Holdco, then (x) there shall be no obligation to appoint such individual pursuant to Section 7.18(a) and (y) each Company or Sponsor, as applicable, shall be entitled to designate a replacement director in lieu of such person; provided, further, that in no event shall Closing be delayed or postponed in connection with or as a result of the foregoing.

7.18 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Purchaser, Pelican Merger Sub, Greenland Merger Sub, March GL Merger Sub, and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Purchaser, Pelican Merger Sub, Greenland Merger Sub, or March GL Merger Sub (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and any other Party hereto, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, Holdco, the Purchaser and each Company shall cause their respective Organizational Documents to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement, to the extent permitted by applicable Law. The provisions of this Section 7.18 shall survive the consummation of the Mergers and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b) For the benefit of the Purchaser’s, and each Merger Sub’s directors and officers, Purchaser shall be permitted prior to the Effective Time to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Purchaser’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, the Purchaser, Holdco, and each Company shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and the Purchaser, Holdco, and each Company shall timely pay or caused to be paid all premiums with respect to the D&O Tail Insurance.

(c) If Purchaser, Holdco, either Company or any of their respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Holdco, the Purchaser or the applicable Company shall assume all of the obligations set forth in this Section 7.18.

(d) The D&O Indemnified Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 7.18 are intended to be third party beneficiaries of this Section 7.18. This Section 7.18 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of the Purchaser, Holdco, and the Companies.

(e) Immediately following the consummation of the Mergers, Holdco shall have the right, in its sole discretion, to purchase and maintain directors’ and officers’ liability insurance (“D&O Insurance”) covering any Persons who, at or following the Closing, are directors or officers of the Holdco, on such terms and conditions (including coverage limits, deductibles, and duration) as Holdco may determine in its sole discretion. The procurement of such D&O Insurance by Holdco shall be in addition to, and not in limitation of, any other rights to indemnification or insurance provided under this Agreement, the organizational documents of Holdco or otherwise at law or in equity. The procurement of such D&O Insurance will be done using the broker selected by the Companies and including terms approved by the Companies.

7.19 Trust Account Proceeds. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in ARTICLE X and provision of notice thereof to the Trustee, (a) at the Closing, the Purchaser shall (i) cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) use reasonable best efforts to cause the Trustee to (x) pay as and when due all amounts, if any, payable to the Public Shareholders of the Purchaser pursuant to the Redemption, (y) pay the amounts due to the underwriters of the Purchaser’s IPO for their business combination marketing agreement as set forth in the Trust Agreement and (z) immediately thereafter, pay all remaining amounts then available in the Trust Account to the Purchaser in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein. Any such remaining amounts paid to Purchaser in accordance with the foregoing sentence shall, along with any proceeds from any PIPE Investment, first be used to pay (a) the Purchaser’s accrued Expenses, (b) the Purchaser’s deferred Expenses of the IPO, and (d) any other Expenses of the Purchaser, either Company, and the Holdco as of the Closing. Such Expenses will be paid at the Closing. Any remaining cash will be used in each Company’s business within the meaning of Treasury Regulations Section 1.368-1(d).

7.20 Domestication. At least one (1) day prior to the Closing Date, Holdco shall cause the Purchaser to migrate to and domesticate as a Texas corporation in accordance with the TBOC and the Companies Act (the “Domestication”), including by (a) filing with the Texas Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Purchaser and each Company, together with the certificate of incorporation of Purchaser (in form and substance reasonably acceptable to Purchaser and each Company), in each case, in accordance with the provisions thereof and applicable Law, (b) completing and making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication, and (c) obtaining a certificate of de-registration from the Cayman Registrar. In accordance with applicable Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any Person, each then issued and outstanding share of Purchaser Ordinary Shares shall convert automatically shall convert automatically into a share of common stock of Purchaser (after its domestication as a corporation incorporated in the State of Texas).

7.21 Shareholder Written Consent.

(a) As promptly as practicable after the Registration Statement is declared effective under the Securities Act and, in any event within five (5) Business Days of the effectiveness of the Registration Statement, each Company shall cause to be delivered to the applicable Company Shareholder as of such date an information statement, which shall include copies of this Agreement, a Written Consent, and, as applicable, and a Letter of Transmittal (“Company Shareholder Package”), stating (i) that the board of directors of the applicable Company recommends that each Company Shareholder adopt this Agreement and approve the Mergers by execution of the Written Consent and (ii) the timeline for returning executed copies of the documents included as part of the Company Shareholder Package. The written consent included in the Company Shareholder Package shall be in in a form to be mutually agreed between Purchaser and the Companies (the “Written Consent”) and shall be required from Company Shareholders who collectively hold at least a majority of the voting power of the outstanding shares of the applicable Company Common Stock as of immediately prior to the Greenland Merger pursuant to the TBOC and the Company’s Organizational Documents. The approval contemplated by the foregoing sentence is referred to herein as the “Required Company Shareholder Approval”.

(b) As promptly as practicable after distribution of the Company Shareholder Package, the Company shall obtain the Required Company Shareholder Approval and deliver it to Purchaser.

7.22 Transfer of Founder Shares. Prior to the Closing, Purchaser shall cause Pelican Sponsor LLC (“Sponsor”), and any other party that holds Founder Shares (except for EarlyBirdCapital, Inc.), to (i) forfeit and cancel, in aggregate, 718,750 Founder Shares, and (ii) following such forfeiture, transfer to FG Merchant Partners LP, pursuant to a purchase and sale agreement, 20% of the total remaining Founder Shares (which, for the avoidance of doubt, shall be 431,250 Founder Shares representing 20% of 2,156,250 Founder Shares post-forfeiture), at the same purchase price per share as originally paid by the Sponsor for such Founder Shares. Following such transfer, the Sponsor and any other party that holds Founder Shares (excluding EarlyBirdCapital, Inc.) shall retain 1,725,000 Founder Shares, in addition to any private units acquired in connection with the Purchaser’s IPO. Purchaser shall ensure that a letter agreement with the Sponsor, in form and substance reasonably satisfactory to the Parties, evidencing the Sponsor’s agreement to effect such forfeiture and transfer, is executed and delivered simultaneously with the execution of this Agreement.

7.23 Updates to Disclosure Schedules. Whenever any of the Parties obtains knowledge of any matter occurring after the date of this Agreement, that, if existing or occurring as of the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules attached hereto and made a part of this Agreement, such Party shall before Closing promptly supplement or amend the Disclosure Schedules with respect to such matter. Any disclosure in any such supplement or amendment shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions to Closing contained in Article VIII have been satisfied.

ARTICLE VIII.
NO SURVIVAL

8.1 No Survival. Representations and warranties of each Party contained in this Agreement or in any certificate or instrument delivered by or on behalf of any Party pursuant to this Agreement shall not survive the Closing, and from and after the Closing, each Party and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or Action be brought against any Party or their respective Representatives with respect thereto. The covenants and agreements made by each Party in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

ARTICLE IX.
CLOSING CONDITIONS

9.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Mergers and the other transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Companies and the Purchaser of the following conditions:

(a) Required Purchaser Approvals. The Purchaser Shareholder Approval Matters that are submitted to the vote of the shareholders of Purchaser at the Purchaser Special Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the shareholders of Purchaser at the Purchaser Special Meeting in accordance with the Purchaser’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Purchaser Shareholder Approval”).

(b) Required Company Approvals. The Required Company Shareholder Approval shall have been obtained and remain in full force and effect.

(c) No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(d) Reserved.

(e) Net Tangible Assets Test. Upon the Closing, after giving effect to the Redemption and the PIPE Investment, Holdco shall have net tangible assets of at least $5,000,001.

(f) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement.

(g) Nasdaq Listing. The shares of Holdco Common Stock to be issued in respect of the Mergers shall have been approved for listing on Nasdaq or any other stock exchange agreed to between the Parties, subject to official notice of issuance.

(h) Holdco Organizational Document Amendment. The Parties shall cause the Organizational Document’s of Holdco to be amended to increase the number of issuable shares of Holdco common stock to 500,000,000 shares.

9.2 Conditions to Obligations of the Companies. In addition to the conditions specified in Section 9.1, the obligations of the Companies to consummate the Greenland Merger, the March GL Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by each Company) of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Purchaser, each Merger Sub, the other Company and Holdco contained in ARTICLE III, ARTICLE V, ARTICLE VI and ARTICLE VII shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(b) Agreements and Covenants. Purchaser, the Pelican Merger Sub, the Greenland Merger Sub, the other Company and Holdco shall have performed all of their respective obligations and complied with all of their respective agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date, except where compliance with any such obligation, agreement or covenant has been waived in writing by the Companies.

(c) Reserved

(d) Closing Deliverables.

(i) Officer Certificate. Purchaser shall have delivered to the Companies a certificate, dated the Closing Date, signed by an executive officer of the Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 9.2(a) and 9.2(b).

(ii) Secretary Certificate. Purchaser shall have delivered to each Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of the Purchaser’s Organizational Documents as in effect as of the Closing Date, and (B) the resolutions of Purchaser’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby.

(iii) Good Standing. Purchaser shall have delivered to each Company a good standing certificate (or similar documents applicable for such jurisdictions) for Purchaser, each Merger Sub and Holdco certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Purchaser’s, each Merger Sub’s and Holdco’s jurisdictions of organization.

(iv) Letters of Transmittal. Each Company Shareholder shall have received a Letter of Transmittal from the Exchange Agent.

(v) Indemnification Agreements. Holdco shall have entered into indemnification agreements, in a form to be mutually agreed upon by Holdco and the Company.

9.3 Conditions to Obligations of the Purchaser. In addition to the conditions specified in Section 9.1, the obligations of the Purchaser, Holdco, and each Merger Sub to consummate the Mergers and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Purchaser) of the following conditions:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Companies contained in Section 4.1 (Organization and Standing), Section 4.2 (Authorization; Binding Agreement), and Section 4.28 (Finders and Brokers) (collectively, the “Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date of this Agreement and on and as of the Closing Date immediately prior to the Greenland Merger Effective Time as if made on the Closing Date immediately prior to the Greenland Merger Effective Time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct in all material respects on and as of such earlier date).

(ii) Each of the representations and warranties of the Companies contained in Article IV (other than the Specified Representations) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and on and as of the Closing Date immediately prior to the Greenland Merger Effective Time as if made on the Closing Date immediately prior to the Greenland Merger Effective Time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(b) Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement, in each case to be performed or complied with by such person on or prior to the Closing Date, except where compliance with any such obligation, agreement or covenant has been waived in writing by Purchaser.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Companies, taken as a whole, since the date of this Agreement which is continuing and uncured.

(d) Closing Deliverables.

(i) Officer Certificate. Purchaser shall have received a certificate from each Company, dated as the Closing Date, signed by an executive officer of such Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 9.3(a), 9.3(b), and 9.3(c).

(ii) Secretary Certificate. Each Company shall have delivered to the Purchaser a certificate executed by such Company’s secretary certifying as to the validity and effectiveness of, and attaching, the requisite resolutions of such Company’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which such Company is or is required to be a party or bound, and the consummation of the Greenland Merger and the March GL Merger, as applicable, and the other transactions contemplated hereby and thereby.

(iii) Good Standing. Each Company shall have delivered to the Purchaser a good standing certificate (or similar document applicable for such jurisdiction) for such Company certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of such Company’s jurisdiction of organization.

(iv) Reserved

(v) Resignations. Subject to the requirements of Section 7.18, Purchaser shall have received written resignations, effective as of the Closing, of each of the directors and officers of the Company as requested by Purchaser.

9.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this ARTICLE IX to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company or any Company Shareholder) to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE X.
TERMINATION AND EXPENSES

10.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of Purchaser and each Company;

(b) by written notice by Purchaser or the Companies if any of the conditions to the Closing set forth in ARTICLE IX have not been satisfied or waived by June 30, 2026 (the “Outside Date”) (provided, that if Purchaser seeks and obtains an Extension, Purchaser shall have the right by providing written notice thereof to each Company to extend the Outside Date for an additional period equal to the shortest of (i) three (3) additional months, (ii) the period ending on the last date for Purchaser to consummate its Business Combination pursuant to such Extension, and (iii) such period as determined by Purchaser); provided, however, the right to terminate this Agreement under this Section 10.1 shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either Purchaser or either of the Companies if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d) by written notice by either Company to Purchaser, if (i) there has been a breach by Purchaser, any Merger Sub or Holdco of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Purchaser, any Merger Sub or Holdco shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 9.2(a) or Section 9.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Purchaser, or (B) the Outside Date; provided, that neither Company shall not have the right to terminate this Agreement pursuant to this Section 10.1(d) if at such time such Company is in material uncured breach of this Agreement;

(e) by written notice by Purchaser to the Companies, if (i) there has been a material breach by either Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Company shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 9.3(a) or Section 9.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to such Company, or (B) the Outside Date; provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 10.1(e) if at such time the Purchaser is in material uncured breach of this Agreement;

(f) by written notice by either Purchaser or the Companies to the other, if there shall have been a Material Adverse Effect on either Party, taken as a whole, following the date of this Agreement which is uncured for at least ten (10) Business Days after written notice of such Material Adverse Effect is provided by the terminating Party to the other Party; or

(g) by written notice by either Purchaser or the Companies to the other, if the Purchaser Special Meeting is held (including any adjournment or postponement thereof) and has concluded, the Purchaser’s shareholders have duly voted, and the Required Purchaser Shareholder Approval was not obtained.

10.2 Effect of Termination; Termination Fee.

(a) This Agreement may only be terminated in the circumstances described in Section 10.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 10.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 7.15 (Public Announcements), 10.3 (Fees and Expenses), 11.1 (Waiver of Claims Against Trust), ARTICLE XII (Miscellaneous), this Section 10.2 (Effect of Termination) and Section 12.3 (Third Parties) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 11.1). Without limiting the foregoing, and except as provided in Section 10.3 and this Section 10.2 (but subject to Section 11.1) and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 12.6, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 10.1; provided, however, if, at the time of the termination of this Agreement, the March GL Merger has been consummated and March GL is not in material uncured breach of this Agreement, the Parties agree that, promptly after receiving a written request from Robert Price, they will transfer all (100%) of the issued and outstanding capital stock of March GL to the individuals who were shareholders of March GL immediately before the March GL Merger was completed. This transfer will be free and clear of any Liens and will be carried out under a purchase and sale agreement and stock power that are in a form and substance reasonably acceptable to Robert Price. The Parties agree to take all actions and execute all documents necessary to effectuate such transfer promptly following such request.

(b) In addition, if this Agreement is terminated as a primary result of the actions or inactions of Purchaser, Purchaser shall, or shall cause the applicable Purchaser Shareholder to, transfer, convey and assign to Greenland one-third (1/3) of the issued and outstanding “Founder Shares” (as defined in the IPO Prospectus), free and clear of all Liens, as a termination fee (the “Termination Fee”). The Parties acknowledge and agree that the Termination Fee is intended to compensate Greenland for the time, expense and opportunity costs incurred in connection with this Agreement and the transactions contemplated hereby and is not a penalty. The Parties agree to take all actions and execute all documents necessary to effectuate such transfer promptly following such termination.

10.3 Fees and Expenses. Subject to Section 7.18 and 11.1, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. For the avoidance of doubt, the Parties agree that (a) neither Company shall be responsible for the Extension Expenses associated with any Extensions, (b) the Companies shall also not be responsible for all required filing or similar fees with respect to any required approval of a Governmental Authority, including, for the avoidance of doubt, any fees to be paid to the SEC or in respect of the HSR Act, and (c) if the transactions contemplated by this Agreement are consummated, Holdco shall bear all of the Expenses of the Parties. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including without limitation all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates; all filing fees in connection with any approvals required or advisable in connection with the transactions contemplated by this Agreement; and all fees and expenses of proxy solicitors, Edgarization and filing services, and printing and distribution of the Proxy Statement) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of the transactions contemplated by this Agreement. With respect to Purchaser, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO due upon consummation of a Business Combination. Notwithstanding the foregoing, if the Purchaser incurs more than $50,000 in reasonable and direct connection with the preparation and filing of the Registration Statement on Form S-4, the Companies shall reimburse the Purchaser for such Expenses to the extent they exceed $50,000 provided that the Companies shall be given bank statements, detailed invoices for approval (not to be unreasonably withheld) as well as general ledger showing all transactions. In addition, if the Purchaser’s operating account is exhausted, the Companies shall assume responsibility for all further approved and reasonable direct Expenses related to the transaction but not to exceed $100,000 without prior written approval, and in such case Companies shall be provided access to bank statements, detailed invoices for approval (not to be unreasonably withheld) and general ledger showing all the transactions.

ARTICLE XI.
WAIVERS AND RELEASES

11.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. Each Company represents and warrants that it has read the IPO Prospectus other than SEC Reports, the Purchaser’s Organizational Documents, and the Trust Agreement and understands that Purchaser has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by the IPO Underwriter and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Purchaser’s public shareholders (including overallotment shares acquired by the IPO Underwriter) (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, Purchaser may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their Purchaser Ordinary Shares in connection with the consummation of the Purchaser’s initial business combination (as such term is used in the IPO Prospectus) (the “Business Combination”) or in connection with an amendment to Purchaser’s Organizational Documents to extend Purchaser’s deadline to consummate a Business Combination, (b) to the Public Shareholders if Purchaser fails to consummate a Business Combination on or before December 31, 2025, subject to an Extension, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes, and (d) to Purchaser after or simultaneously with the consummation of a Business Combination. For and in consideration of Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Companies nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Purchaser or any of its Representatives, on the one hand, and each Company or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each Company on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, Contracts or agreements with Purchaser or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser or its Affiliates); provided, however, that the foregoing waiver will not limit or prohibit the Company or its Affiliates from pursuing a claim against Purchaser, Pelican Merger Sub, Greenland Merger Sub or any other Person for legal relief against monies or other assets of Purchaser, Pelican Merger Sub, or Greenland Merger Sub held outside of the Trust Account of for specific performance or other equitable relief in connection with the transactions contemplated by this Agreement. Each Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser and its Affiliates to induce Purchaser to enter in this Agreement, and each of the Companies further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that each Company or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives, which Proceeding seeks, in whole or in part, monetary relief against Purchaser or its Representatives, each of the Company hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalf or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein.

ARTICLE XII.
MISCELLANEOUS

12.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (a) in person, (b) by electronic means (including e-mail), with affirmative confirmation of receipt, (c) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (d) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Purchaser, Holdco, or any Merger Sub at or prior to the Closing, or the Sponsor, to: Pelican Acquisition Corporation Attn: Robert Labbe, Chief Executive Officer Telephone No.: E-mail:	with a copy (which will not constitute notice) to: Celine & Partners PLLC Attn: Cassi Olson E-mail:
If to Greenland or Holdco after the Closing, to: Greenland Exploration Limited Attn: Larry G. Swets, Jr., Chief Executive Officer E-mail:	with a copy (which will not constitute notice) to: Winston & Strawn LLP Attn: Michael J. Blankenship E-mail:
If to March GL or Holdco after the Closing, to: Attn: E-mail:	with a copy (which will not constitute notice) to: Haynes and Boone, LLP Attn: E-mail:

12.2 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Purchaser and the Company (and after the Closing, the Sponsor), and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

12.3 Third Parties. Except for the rights of (a) the D&O Indemnified Persons set forth in Section 7.18,(b) the Nonparty Affiliates set forth in Section 12.13, and (c) Sponsor as set forth in the last sentence of this Section 12.3, and which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party. Notwithstanding anything to the contrary herein, Sponsor shall be an express third-party beneficiary of Section 7.4, Section 7.16, Section 7.18, Section 10.2, Section 12.1, Section 12.2, this Section 12.3, Section 12.6, Section 12.8, Section 12.9, and Section 12.13.

12.4 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Texas without regard to any choice of law or conflict of laws principles thereof that would cause the application of the Law of any jurisdiction other than the state of Texas. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in Harris County, Texas (or in any appellate court thereof). Each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 12.1. Nothing in this Section 12.4 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

12.5 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.5.

12.6 Remedies; Specific Performance. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power, or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages would be inadequate and the non-breaching Parties would not have adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity.

12.7 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

12.8 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Parties.

12.9 Waiver. The Purchaser on behalf of itself and its Affiliates, and each Company on behalf of itself and its Affiliates may each in its sole discretion (a) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (b) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (c) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing shall also require the prior written consent of Sponsor.

12.10 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

12.11 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or Orders) by succession of comparable successor statutes, regulations, rules or Orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article,” “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or shareholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by any Company to be given, delivered, provided or made available by such Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site on DropBox.com maintained on behalf of the Companies in connection with the transactions contemplated by this Agreement, and the Purchaser and its Representatives have been given access to such electronic data side containing such information at least two days prior to the date of this Agreement.

12.12 Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

12.13 No Recourse. All Proceedings, Liabilities and causes of action (whether in contract or in tort, in Law or in equity or granted by statute) that may be based upon, be in respect of, arise under, out or by reason of, be connected with or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in this Agreement), may be made against only (and such representations and warranties are those solely of) Holdco, Purchaser, Pelican Merger Sub, the Company, and Greenland Merger Sub and their respective successors and permitted assigns. No Person who is not a Party, including any current, former or future director, officer, founder, employee, consultant, incorporator, member, partner, manager, shareholder, Affiliate, agent, attorney, Representative, successor or assignee of, and any financial advisor to, any Party, or any current, former or future director, officer, employee, consultant, incorporator, member, partner, manager, shareholder, Affiliate, agent, attorney, Representative, successor or assignee of, and any financial advisor to, any of the foregoing, and in the case of Purchaser and Holdco, the Sponsor (or any successor or assignee thereof) (each in their capacity as such, a “Nonparty Affiliate”), shall have any Liability (whether in contract or in tort, in Law or in equity, or granted by statute) for any Proceedings, Liabilities or causes of action arising under, out or by reason of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach, and, to the maximum extent permitted by Law, each Party hereby waives and releases all such Proceedings, Liabilities and causes of action against any such Nonparty Affiliates.

ARTICLE XIII.
PIPE Investment

13.1 PIPE Investment. (a) During the Interim Period, Purchaser and the Company shall use their good faith efforts to obtain commitments from certain investors (the “PIPE Investors”) for a private placement of Holdco’s Common Stock (the “PIPE Investment”) pursuant to one or more subscription agreements (each, a “Subscription Agreement”) pursuant to which, among other things, the PIPE Investors will agree to subscribe for and purchase shares of Holdco Common Stock, upon the terms and subject to the conditions set forth therein, on the Closing Date and immediately following the Effective Time. For the avoidance of doubt, PIPE Investment is not a condition to the Closing.

(b) Purchaser and each Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with the PIPE Investment, and Purchaser shall keep the Companies informed of the status of any and all discussions pertaining to the PIPE Investment.

(c) The terms and conditions of the PIPE Investment, the Subscription Agreements and any agreement relating thereto shall (i) be subject to the prior written approval of each Company, (ii) provide that the PIPE Investment is subject only to customary closing conditions, and (iii) provide that each Company and Holdco will be third-party beneficiaries thereof and entitled to enforce such agreements against the PIPE Investors.

(d) Unless otherwise approved in writing by the Companies in each instance, Purchaser shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements or any other agreement related to the PIPE Investment. Subject to the immediately preceding sentence, Purchaser shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably required, necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including by enforcing its rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Purchaser the applicable purchase price under each such Person’s applicable Subscription Agreement in accordance with its terms. Without limiting the generality of the foregoing, Purchaser shall give the Companies prompt (and, in any event within one (1) Business Day) written notice: (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by the counterparty to any Subscription Agreement; (ii) of the receipt of any written notice or other written communication from any party with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation of any Subscription Agreement, any related agreement or any provisions thereof and (iii) if Purchaser does not expect to receive all or any portion of PIPE Investment on the terms, in the manner or from the Persons contemplated by the Subscription Agreements, respectively.

ARTICLE XIV.
DEFINITIONS

14.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Acquisition Proposal” has the meaning specified in Section 7.7.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Allocation Schedule” has the meaning specified in Section 1.9.

“Alternative Transaction” has the meaning specified in Section 7.7.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates, and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Book-Entry Shares” has the meaning specified in Section 1.8(c).

“Business Combination” has the meaning specified in Section 11.1.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any Governmental Authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“Certificate” has the meaning specified in Section 1.7.

“Certificate of Incorporation” means the Certificate of Incorporation of a corporation.

“Closing” has the meaning specified in Section 2.1.

“Closing Date” has the meaning specified in Section 2.1.

“Closing Filing” has the meaning specified in Section 7.15(b).

“Closing Press Release” has the meaning specified in Section 7.15(b).

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Companies Act” has the meaning specified in Section 1.1(a).

“Company” has the meaning specified in the Preamble hereto.

“Company Benefit Plan” has the meaning specified in Section 4.19(a).

“Company Certificates” has the meaning specified in Section 1.8(c).

“Company Common Stock” means the common stock, par value $0.0001 per share, of the Company, as applicable.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Company or its Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company or its Representatives to the Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person that disclosed such Company Confidential Information to the receiving party.

“Company Common Stock Warrants” means the warrants issued by the Company to purchase Company Common Stock, in accordance with the terms of the applicable warrant agreement, issued and outstanding and unexpired immediately prior to the First Effective Time.

“Company Disclosure Schedules” has the meaning specified in ARTICLE IV.

“Company Financials” has the meaning specified in Section 4.7(a).

“Company Intellectual Property” means all Intellectual Property that is owned or exclusively licensed by the Company or any of its Subsidiaries and includes without limitation all of the Company Registered IP.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to the Intellectual Property to which the Company or any of its Subsidiaries is a party, beneficiary or otherwise bound.

“Company IP Licenses” has the meaning specified in Section 4.13(a).

“Company Material Contract” has the meaning specified in Section 4.12(a).

“Company Permit” has the meaning specified in Section 4.10.

“Company Personal Property Lease” has the meaning specified in Section 4.16.

“Company Real Property Lease” has the meaning specified in Section 4.15.

“Company Registered IP” has the meaning specified in Section 4.13(a).

“Company Securities” means, collectively, the Company Common Stock, the Company Common Stock Warrants and any other securities of either Company.

“Company Security Holders” means, collectively, the holders of Company Securities prior to the Greenland Merger Effective Time.

“Company Shareholder” means, collectively, in the case of Greenland, the holders of Greenland Common Stock prior to the Greenland Merger Effective Time and, in the case of March GL, the holders of March GL Common Stock prior to the March GL Merger Effective Time.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Contribution Agreement” means that certain agreement between Holdco and March GL pursuant to which, immediately following the consummation of the March GL Merger on the Closing Date and in accordance with the applicable provisions of the TBOC, Holdco will contribute the March GL Common Stock to Greenland, resulting in March GL becoming a wholly-owned subsidiary of Greenland.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“D&O Indemnified Persons” has the meaning specified in Section 7.18(a).

“D&O Insurance” has the meaning specified in Section 7.18(e).

“D&O Tail Insurance” has the meaning specified in Section 7.18(b).

“Domestication” has the meaning specified in Section 7.20.

“DTC” has the meaning specified in Section 1.8(c).

“Effective Time” has the meaning specified in Section 1.2(c).

“Enforceability Exceptions” has the meaning specified in Section 3.2.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601, et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1151, et seq., the Clean Air Act, 42 U.S.C. Section 7401, et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 111, et. seq., Occupational Safety and Health Act, 29 U.S.C. Section 651, et. seq. (to the extent it relates to exposure to Hazardous Material), the Asbestos Hazard Emergency Response Act, 15 U.S.C. Section 2601, et. seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f, et. seq., the Oil Pollution Act of 1990 and analogous state acts.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“Environmental Permit” has the meaning specified in Section 4.20(a).

“Equity Incentive Plan” has the meaning specified in Section Error! Reference source not found.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business or person (whether or not incorporated that, together with the Company, is a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code); (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code or Section 4001(b)(1) of ERISA); or (c) an affiliated service group (as defined under Section 414(m) of the Code).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 1.8(a).

“Expenses” has the meaning specified in Section 10.3.

“Extension” has the meaning specified in Section 7.3.

“Extension Expenses” has the meaning specified in Section 7.3.

“Founder Shares” has the meaning specified in Section 10.2(b).

“Federal Securities Laws” has the meaning specified in Section 7.9.

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency, including the Federal Reserve Board, or any self-regulatory organization, including FINRA, or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Greenland Company Merger Consideration” has the meaning specified in Section 1.5.

“Greenland Merger” has the meaning specified in the Recitals hereto.

“Greenland Merger Effective Time” has the meaning specified in Section 1.2.

“Greenland Merger Sub” has the meaning specified in the Preamble hereto.

“Greenland Merger Sub Common Stock” means the common stock of Greenland Merger Sub, par value $0.01 per share.

“Greenland Share Exchange” means the exchange of shares of Greenland for shares of Holdco pursuant to Greenland Merger.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical,” or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Holdco” has the meaning specified in the Preamble.

“Holdco Common Stock” means the common stock of Holdco.

“Holdco Material Adverse Effect” has the meaning specified in Section 6.3.

“Holdco Warrant” has the meaning specified in Section 1.6(d).

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any (i) accrued or outstanding severance or termination payments, (ii) accrued paid time off (including vacation, personal and sick days) and/or (iii) accrued bonuses, commissions or other incentive compensation, in each case, together with the employer’s portion of all payroll, employment, unemployment, social security or similar Taxes in connection with such amounts, (d) any obligations under any unfunded or underfunded pension or retirement (including employer contributions under a Code Section 401(k) plan for services performed through the Closing Date), post-retirement medical, post-employment benefit or nonqualified deferred compensation plans, programs, agreements or arrangements, together with the employer’s portion of all payroll, employment, unemployment, social security or similar Taxes in connection with such amounts, (e) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (f) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (g) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (h) all obligations of such Person in respect of acceptances issued or created, (i) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (j) all obligations secured by a Lien on any property of such Person, (k) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person, (l) any and all accounts payable of such Person, (m) any and all accrued expenses of such Person, and (n) all obligation described in clauses (a) through (m) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss, but in all cases excluding transaction Expenses associated with the transactions contemplated by this Agreement.

“Intellectual Property” means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, and similar indicia of source or origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (b) Copyrights and all registrations and applications for registration thereof; (c) trade secrets and know-how; (d) patents and patent applications; (e) internet domain name registrations; and (f) other intellectual property and related proprietary rights together with all goodwill related to the foregoing.

“Intended Tax Treatment” has the meaning specified in the Recitals hereto.

“Interim Balance Sheet Date” has the meaning specified in Section 4.7(a).

“Interim Period” has the meaning specified in Section 7.1.

“Internet Assets” means all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“Investment Company Act” has the meaning specified in Section 3.15.

“IPO” means the initial public offering of Purchaser Public Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of the Purchaser, dated as of May 22, 2025, and filed with the SEC on May 23, 2025 (File No. 333-286452).

“IPO Underwriter” means EarlyBirdCapital, Inc.

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“Key Personnel” means Robert Price.

“Knowledge” means, (i) with respect to either Company, the actual knowledge of the individuals set forth on Section 14.1(a) of the Company Disclosure Schedules after reasonable due inquiry, (ii) with respect to Holdco or any Merger Sub, the actual knowledge of the individuals set forth on Section 14.1(ii) of the Purchaser Disclosure Schedules after reasonable due inquiry, and (iii) with respect to the Purchaser, the actual knowledge of the individuals set forth on Section 15.1(iii) of the Purchaser Disclosure Schedules after reasonable due inquiry.

“Law” means any federal, state, county, local, provincial, municipal, foreign, supranational or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, resolution, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Letter of Transmittal” has the meaning specified in Section 1.8(c).

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Lock-Up Agreement” has the meaning specified in the Recitals hereto.

“Lost Certificate Affidavit” has the meaning specified in Section 1.8(f).

“March GL Merger” has the meaning specified in the Recitals hereto.

“March GL Merger Consideration” has the meaning specified in Section 1.5.

“March GL Merger Effective Time” has the meaning specified in Section 1.2.

“March GL Merger Sub” has the meaning specified in the Preamble hereto.

“March GL Merger Sub Common Stock” means the common stock of March GL Merger Sub, par value $0.01 per share.

“March GL Share Exchange” means the exchange of shares of March GL for shares of Holdco pursuant to March GL Merger.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate;

(iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared), natural disaster or weather conditions, epidemics, pandemics, or disease outbreaks; and (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses.

“Merger Consideration” has the meaning specified Section 1.5.

“Merger Subs” has the meaning specified in the Recitals hereto.

“Mergers” has the meaning specified in the Recitals hereto.

“Nasdaq” means the Nasdaq Global Market.

“Non-Competition Agreement” has the meaning specified in the Recitals hereto.

“Nonparty Affiliate” has the meaning specified in Section 12.13.

“OFAC” has the meaning specified in Section 3.18(c).

“Off-the-Shelf Software” has the meaning specified in Section 4.13(a).

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Outside Date” has the meaning specified in Section 10.1(b).

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisional, provisional, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Pelican Merger” has the meaning specified in the Recitals hereto.

“Pelican Merger Effective Time” has the meaning specified in Section 1.2.

“Pelican Merger Sub” has the meaning specified in the Preamble hereto.

“Pelican Merger Sub Common Stock” means the common stock of Pelican Merger Sub, par value $0.01 per share.

“Pelican Share Exchange” means the exchange of shares of Purchaser for shares of Holdco pursuant to Pelican Merger.

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or Orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate Proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership, or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Data” means, with respect to any natural Person, such Person’s name, street address, telephone number, e-mail address, photograph, Social Security number, tax identification number, driver’s license number, passport number, credit card number, bank account number and other financial information, customer or account numbers, account access codes and passwords, any other information that allows the identification of such Person or enables access to such Person’s financial information or that is defined as “personal data,” “personally identifiable information,” “personal information,” “protected health information” or similar term under any applicable Privacy Laws.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“PIPE Investment” has the meaning specified in Section 13.1(a).

“PIPE Investors” has the meaning specified in Section 13.1(a).

“Post-Closing Holdco Board” has the meaning specified in Section 1.11.

“Privacy Laws” means all applicable United States state and federal Laws, and the Laws of applicable jurisdictions, relating to privacy and protection of Personal Data and/or Protected Health Information, including the General Data Protection Regulation, the Health Insurance Portability and Accountability Act of 1996; the Health Information Technology for Economic and Clinical Health Act; and any and all similar state and federal Laws relating to privacy, security, data protection, data availability and destruction and data breach, including security incident notification.

“Pro Rata Share” means, with respect to each Company Shareholder, a fraction expressed as a percentage equal to (i) the number of shares of Company Common held by such Company Shareholder, divided by (ii) the total number of shares of Company Common Stock outstanding (as applicable to each of March GL and Greenland), which shall be calculated individually for March GL and Greenland for the purpose of allocating March GL Merger Consideration and Greenland Company Merger Consideration.

“Proceeding” or “Action” means any notice of noncompliance or violation, or any claim, demand, action, suit, proceeding, complaint (including a qui tam complaint), claim, charge, hearing, litigation, audit, settlement, labor dispute, inquiry, civil investigative demand, subpoena, stipulation, assessment, arbitration, demand for recoupment or revocation, or any request (including any request for information) or investigation before or by a Governmental Authority or an arbitrator.

“Protected Health Information” has the meaning given to such term under the Privacy Laws, including all such information in electronic form.

“Proxy Statement” has the meaning specified in Section 7.14(a).

“Public Certifications” has the meaning specified in Section 3.6(a).

“Public Shareholders” has the meaning specified in Section 11.1.

“Purchaser” has the meaning specified in the Preamble hereto.

“Purchaser Confidential Information” means all material non-public information and confidential or proprietary documents and information concerning the Purchaser, Holdco, Pelican Merger Sub, Greenland Merger Sub or any of their Representatives; provided, however, that Purchaser Confidential Information shall not include any information which (i) is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Purchaser or its Representatives to each Company or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Company.

“Purchaser Disclosure Schedules” has the meaning specified in ARTICLE III.

“Purchaser Financials” has the meaning specified in Section 3.6(d).

“Purchaser Material Adverse Effect” has the meaning specified in Section 3.1.

“Purchaser Material Contract” has the meaning specified in Section 3.13(a).

“Purchaser Ordinary Shares” means the ordinary shares, par value $0.0001 per share, of the Purchaser.

“Purchaser Rights” means the rights issued by Purchaser in a private placement at the time of the consummation of the IPO, entitling the holder thereof to one-tenth (1/10th) of one (1) Purchaser Ordinary Share.

“Purchaser Securities” means the Purchaser Units, the Purchaser Ordinary Shares, and the Purchaser Rights, collectively.

“Purchaser Special Meeting” has the meaning specified in Section 7.14(a).

“Purchaser Shareholder Approval Matters” has the meaning specified in Section 7.14(a).

“Purchaser Units” means the units issued by Purchaser in a private placement at the time of the consummation of the IPO consisting of (i) one (1) Purchaser Ordinary Share and (ii) one (1) Purchaser Private Right.

“Redemption” has the meaning specified in Section 7.14(a).

“Redemption Shares” has the meaning specified in Section 1.6(c).

“Redemption Price” means Ten U.S. Dollars ($10.00).

“Redemption Rights” has the meaning set forth in Section 7.14(a).

“Registration Statement” has the meaning specified in Section 7.14(a).

“Related Person” has the meaning specified in Section 4.21.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Released Claims” has the meaning specified in Section 11.1.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Required Company Shareholder Approval” has the meaning specified in Section 0.

“Required Purchaser Shareholder Approval” has the meaning specified in Section 9.1(a).

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“SEC Reports” has the meaning specified in Section 3.6(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Signing Filing” has the meaning specified in Section 7.15(b).

“Signing Press Release” has the meaning specified in Section 7.15(b).

“Specified Representations” has the meaning specified in Section 9.3(a)(i).

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Sponsor” has the meaning specified in the Preamble hereto.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Support Agreement” has the meaning specified in the Recitals hereto.

“Tax” or “Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, real property, personal property, escheat / unclaimed property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with, or any other express or implied agreement to indemnify, any other Person.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“TBOC” has the meaning specified in the Recitals hereto.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Transmittal Documents” has the meaning specified in Section 1.8(e).

“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of May 22, 2025, as it may be amended, by and between the Purchaser and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

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IN WITNESS WHEREOF, each Party has caused this Agreement and Plan of Merger to be executed and delivered by its duly authorized representative, as of the date first written above.

Holdco:

Pelican Holdco, Inc.

By:	/s/ Robert Labbe
	Name:	Robert Labbe
	Title:	Director

Purchaser:

Pelican Acquisition Corporation

By:	/s/ Robert Labbe
	Name:	Robert Labbe
	Title:	Chairman and CEO

Pelican Merger Sub:

Pelican Merger Sub, Inc.

By:	/s/ Robert Labbe
	Name:	Robert Labbe
	Title:	Director

[Signature Page to Agreement and Plan of Merger]

Greenland Merger Sub:

Greenland Merger Sub, Inc.

By:	/s/ Robert Labbe
	Name:	Robert Labbe
	Title:	Director

March GL Merger Sub:

March GL Merger Sub, Inc.

By:	/s/ Robert Labbe
	Name:	Robert Labbe
	Title:	Director

[Signature Page to Agreement and Plan of Merger]

The Companies:

Greenland Exploration Limited

By:	/s/ Larry G. Swets, Jr.
	Name:	Larry G. Swets, Jr.
	Title:	Chief Executive Officer

March GL Company

By:	/s/ Robert Price
	Name:	Robert Price
	Title:	President

[Signature Page to Agreement and Plan of Merger]

100